UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                 )

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DOMTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, Quebec H3A 1L6

Canada

March 31, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Domtar Corporation. The meeting this year will be held on May 5, 2010 at the Renaissance Charlotte Suites Hotel, Salon Milan, 2800 Coliseum Centre Drive, Charlotte, North Carolina, 28217, starting at 9:00 a.m. (EDT).

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement provide information about all matters to be acted upon by the stockholders, including information about our 12 directors nominated for election, our corporate governance system, and compensation of our senior management. Financial and other information concerning Domtar Corporation is contained in the enclosed 2009 Annual Report on Form 10-K and 2009 Annual Review.

Your vote and participation are very important to us. As a holder of our common stock or of exchangeable shares of Domtar (Canada) Paper Inc., please take the time to review the Proxy Statement and accompanying materials and provide your vote on the business items of the meeting. If you are unable to attend the meeting in person you can vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly. We will also webcast the meeting at www.domtar.com.

On behalf of the Board of Directors, thank you for your continued support of Domtar Corporation.

Sincerely,

Harold H. MacKay	John D. Williams
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

DOMTAR CORPORATION

Time:	Wednesday, May 5, 2010, 9:00 a.m. (Eastern Daylight Time)

Place:	Renaissance Charlotte Suites Hotel, Salon Milan, 2800 Coliseum Centre Drive, Charlotte, North Carolina, USA

Proposals:	Stockholders will be asked to vote on the following matters:

1.	The election of the 12 members of our Board of Directors named in the proxy statement;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2010 fiscal year; and

3.	The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	The record date for the annual meeting is March 15, 2010. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc. issued in connection with the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Company in March 2007.

Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on or about March 31, 2010.

NOTE: If you plan to attend the annual meeting please note that registration and seating will begin at 8:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 15, 2010 record date. Cameras and recording devices will not be permitted at the meeting. To obtain directions to attend the meeting and vote in person, please call Louise Larouche at (514) 848-5536.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 5, 2010:

The Proxy Statement, our 2009 Annual Report on Form 10-K and our 2009 Annual Review are available at www.edocumentview.com/ufs.

Razvan L. Theodoru

Vice-President, Corporate Law and Secretary

Montreal, Quebec

March 31, 2010

DOMTAR CORPORATION

395 de Maisonneuve Boulevard West

Montreal, Quebec Canada, H3A 1L6

Proxy Statement

Annual Meeting of Stockholders

May 5, 2010

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND

PROXY PROCEDURES

The Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Wednesday, May 5, 2010, beginning at 9:00 a.m. (Eastern Daylight Time) at Renaissance Charlotte Suites Hotel, Salon Milan, 2800 Coliseum Centre Drive, Charlotte, North Carolina, USA. This proxy statement and the accompanying materials are being mailed to stockholders beginning on or about March 31, 2010. We will bear the costs of the preparation, printing and distribution of the proxy statement and the accompanying materials.

Unless the context otherwise requires, in this proxy statement (i) “Corporation”, “Domtar”, “we”, “us” and “our”, mean Domtar Corporation, a Delaware corporation, and, unless otherwise indicated, its subsidiaries; (ii) “our Board” or “the Board” means the Board of Directors of the Corporation; (iii) “our common stock” means the common stock of the Corporation; (iv) “exchangeable shares” means the exchangeable shares of Domtar (Canada) Paper Inc.; (v) “stockholders” means holders of our common stock and holders of Domtar (Canada) Paper Inc. exchangeable shares; and (vi) all references herein are to US dollars.

Q:	Who may vote at the annual meeting?

A:	Our Board has established the record date for the annual meeting as March 15, 2010. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc. issued in connection with the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Company in March 2007.

Holders of our common stock and the trustee acting for the holders of exchangeable shares will vote together as a single class on all matters.

This proxy statement and the accompanying materials are being sent to holders of our common stock and holders of exchangeable shares at the direction of the Board. You may vote all of the shares of our common stock or provide voting instructions for all of the exchangeable shares that you owned at the close of business on the record date. Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates entitles the holder to one vote on each of the 12 director nominees and one vote on all other matters presented at the meeting. On the record date, we had 42,110,305 shares of common stock outstanding and entitled to vote at the meeting and there were 981,189 exchangeable shares outstanding and entitled to give voting instructions for the meeting.

Q:	How do I provide voting instructions for my exchangeable shares?

A trustee, Computershare Trust Company of Canada, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Domtar

(Canada) Paper Inc., a Canadian subsidiary of the Corporation, is entitled to instruct the trustee how to vote at the Corporation’s stockholder meeting. Voting instruction cards are enclosed for holders of exchangeable shares. As of the record date, each exchangeable share is exchangeable into one share of our common stock and therefore entitles the holder thereof to provide instructions for one vote on all matters presented at the meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the annual meeting unless the stockholder attends the meeting in person, obtains a proxy from the trustee and votes the stock at the meeting as proxy for the trustee.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, stockholders will act upon the following matters:

1.	The election of the 12 members of our Board of Directors named in the proxy statement;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Corporation for the 2010 fiscal year; and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment thereof.

The Corporation’s senior management will also present information about the Corporation’s financial performance during 2009 and will answer questions from stockholders.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote “FOR” the election of each nominee for director and “FOR” the proposal in Item 2. Please see the information included in this proxy statement relating to each item being submitted to stockholder vote at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy with respect to shares of our common stock or provide voting instructions with respect to exchangeable shares, the persons named as proxyholders or the trustee, as the case may be, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our by-laws.

Q:	What vote is required to approve each proposal?

A:	Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates is entitled to one vote on each of the 12 director nominees and one vote on all other matters presented at the meeting. With respect to Item 1, director nominees must receive a majority of the votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee) in order to be elected. With respect to Item 2, ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:

In accordance with our Corporate Governance Guidelines, the Board will nominate for re-election as a director only candidates who agree to tender an irrevocable, contingent resignation that shall only become effective upon (i) the director’s failure to receive a majority of the votes cast in an uncontested election of directors at any meeting of stockholders of the Corporation duly held for such purpose, and (ii) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following the applicable stockholders meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose publicly its determination whether to accept the director’s resignation offer. No director may participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept such director’s resignation offer.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.

Q:	How do I vote my shares?

A:	Subject to the limitations described below, you may vote by proxy or provide your voting instructions:

1.	by completing and signing each proxy card or voting instruction card provided to you and returning it to the address provided on the proxy card or voting instruction card;

2.	over the telephone by calling a toll-free number provided on the enclosed proxy card; or

3.	electronically through the internet as described on the enclosed proxy card.

Submitting a proxy card or voting instruction card.  Each stockholder may grant a proxy to have his or her shares voted at the annual meeting by submitting the proxy card(s) provided to him or her. Each holder of exchangeable shares of Domtar (Canada) Paper Inc. may instruct the trustee how to cast such holder’s votes at the annual meeting by submitting the voting instruction card provided to him or her. When you return a proxy card or voting instruction card that is properly signed and completed, the shares of common stock or exchangeable shares represented by that card will be voted as specified by you.

Submitting a proxy by telephone or through the internet.  If you are a stockholder of record, you may also submit a proxy or provide voting instructions by telephone or through the internet. Please see the proxy card(s) provided to you for instruction on how to access the telephone and internet systems. If your shares are held in street name for your account, your broker or other nominee will advise you whether you may submit a proxy by telephone or through the internet. A number of banks and brokerage firms participate in programs that permit stockholders to submit a proxy by telephone or through the internet. If your shares are held by such a bank or brokerage firm, you may submit a proxy to have these shares voted at the annual meeting by telephone or internet by following the instructions on the voting instruction form accompanying this proxy statement.

Q:	Can I vote my shares in person at the annual meeting?

A:	If you are a holder of record of common stock, you may vote your shares in person at the annual meeting. If you hold your shares of common stock in street name, you must obtain a proxy or voting instruction card from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting. If you are a holder of record of exchangeable shares, you must obtain a proxy from the trustee and vote your shares as proxy for the trustee to have the right to vote your shares at the annual meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

A quorum is required for the Corporation’s stockholders to conduct business at a meeting of stockholders. The presence of the holders of one-third of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the annual meeting.

Q:	What if I don’t vote or abstain from voting my shares of common stock? How are broker non-votes counted?

A:	Abstentions and broker non-votes are included in the determination of shares present for quorum purposes. Abstentions are not counted as a vote “for” or “against” the election of directors. If you abstain from voting for the proposal in Item 2, your abstention will have the same effect as a vote against that proposal. A broker non-vote occurs when a nominee, such as a broker, holding shares in street name for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Because the NYSE rules currently view the ratification of independent public accounting firms as a routine matter, your broker is permitted to vote on the proposal in Item 2 of this proxy statement if it does not receive instructions from you. As you may know, the NYSE recently eliminated broker discretionary voting for the election of directors. Therefore, unlike in prior years, your broker is not able to vote on your behalf with respect to the election of directors without specific voting instructions from you. As such, we encourage you to sign and return your proxy and vote your shares in the election of directors before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	If my shares of common stock are held in street name by my broker, will my broker vote my shares for me?

A:	If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the NYSE rules currently view the ratification of independent public accounting firms as a routine matter, your broker is permitted to vote on the proposal in Item 2 of this proxy statement if it does not receive instructions from you. However, as you may know, the NYSE recently eliminated broker discretionary voting for the election of directors. Therefore, unlike in prior years, your broker is not able to vote on your behalf with respect to the election of directors without specific voting instructions from you. As such, we encourage you to sign and return your proxy and vote your shares in the election of directors before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What if I don’t provide voting instructions with respect to my exchangeable shares?

A:	Exchangeable shares for which no voting instructions have been provided will not be voted by the trustee at the annual meeting. A holder of exchangeable shares may obtain a proxy from the trustee to cast the number of votes equal to the number of shares of common stock into which such holder’s exchangeable shares are exchangeable and attend the annual meeting in person to cast such votes as proxy for the trustee.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a stockholder of record, you may revoke your proxy or voting instructions at any time before your voting rights are exercised at the annual meeting by delivering a signed revocation letter to the Vice-President, Corporate Law and Secretary of the Corporation or the Trustee, as the case may be, or by submitting a new proxy or voting instruction card, dated later than your first proxy or voting instruction card, in one of the ways described in this proxy statement. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the annual meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four (4) business days following the meeting.

Q:	How can I submit a proposal to the Corporation for inclusion in the 2011 proxy statement?

A:	The Corporation will review for inclusion in next year’s proxy statement stockholder proposals received by December 1, 2010. Proposals should be sent to Razvan L. Theodoru, Vice-President, Corporate Law and Secretary of the Corporation, at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

Stockholder proposals not included in next year’s proxy statement may be brought before the 2011 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, has given a written notice to the Secretary of the Corporation containing certain information specified in the by-laws and was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 5, 2011 and no later than February 4, 2011, except that if the 2011 annual meeting of the stockholders is held before April 5, 2011 or after July 4, 2011, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the 90th day prior to the new date of such annual meeting. In the event that less than 100 calendar days’ notice or prior public disclosure by the Corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made by the Corporation, whichever occurs first.

Q:	How can I obtain additional information about the Corporation?

A:	General information about the Corporation is available on our website at www.domtar.com. You may view the investor relations section of our website at http://www.domtar.com/en/investors/index.asp for additional copies of this proxy statement and filings we have made with the SEC, which are also available in print, without charge, to any stockholder who requests them. In addition, the corporate governance section of our website at http://www.domtar.com/en/governance/index.asp contains the Corporation’s corporate governance documents, as adopted by our Board, including committee charters, the Corporate Governance Guidelines, the Code of Business Conduct for Members of the Board of Directors and Director Independence Standards.

Requests for print copies of any of the above-listed documents should be addressed to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6, Attention: Vice-President, Corporate Law and Secretary.

For further information, you may also contact the Corporation’s Investor Relations Department at the following address: Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

ITEMS TO BE ACTED UPON BY STOCKHOLDERS

ITEM 1

ELECTION OF DIRECTORS

Board Structure and Director Elections

In March 2007, in connection with the consummation of the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Company and the Corporation becoming a publicly-traded company, we adopted a certificate of incorporation and our current directors were elected to our Board. Until its amendment at the 2008 annual stockholders meeting, our certificate of incorporation provided for a “classified” board of directors consisting of three classes divided as follows: four in Class I, four in Class II and five in Class III. At our 2008 annual stockholders meeting, the Corporation’s shareholders approved amendments to our certificate of incorporation to (i) declassify our Board and provide for the annual election of all of our directors and (ii) permit our Board to provide for the election of directors by majority vote in uncontested elections. The Board has adopted a majority vote policy for the election of directors which has been effective beginning with last year’s annual meeting. The terms of office of the four Class I directors expired, and they were re-elected for a one-year term, at the 2008 annual meeting of stockholders. The terms of office of the four Class II directors expired at last year’s annual stockholders meeting, and seven directors were re-elected for a one-year term, at the 2009 annual meeting of stockholders. The terms of office of the five Class III directors expire at this year’s annual meeting. Pursuant to our By-Laws, our Board of Directors has set the size of our Board at 12 members and has approved the nomination of the persons named in this Proxy Statement for election at this year’s annual meeting, by majority vote.

Election

The 12 nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for a term of one year that will expire at our 2011 annual meeting or until their successors are elected and qualify.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

The NYSE recently eliminated broker discretionary voting for the election of directors. As a result, if you hold your shares in street name, your broker is not able to vote on your behalf with respect to the election of directors without specific voting instructions from you. As a result, it is important if you are a stockholder in street name that you provide instructions to your broker or vote your shares as provided in this proxy statement.

Nominees

A nominee must receive a majority of the votes cast with respect to the nominee at the annual meeting to be elected. The majority vote standard means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. There are no other nominees competing for these seats on the Board of Directors, which means that we have uncontested elections. Following is certain information about each director nominee, including information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. For further information regarding our director nominee selection process, see “Governance of the Corporation – Selection of Nominees for Election to the Board” in this Proxy Statement.

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Jack C. Bingleman	Mr. Bingleman has been a director of the Corporation and/or Domtar Inc. since 2005. He currently serves on our Audit Committee and on our Nominating and Corporate Governance Committee. In 1991, Mr. Bingleman founded and served as CEO of The Business Depot Ltd. until the company was acquired by Staples in 1994, following which he held a number of senior executive positions with Staples Inc., the world’s largest office products company culminating with his service as president of Staples International from 1997 to 2000. From 2001 to 2007, Mr. Bingleman was president of Indian River Asset Management Inc., a private investing firm, and he currently is president and director of JCB Consulting, LLC, a private investing and consulting firm. Mr. Bingleman also has been a director and member of the Audit Committee of Tractor Supply Co. since 2006. Mr. Bingleman brings his extensive entrepreneurial, executive, financial and industry experience to our Board and the committees on which he serves. Mr. Bingleman is 67 years old.	2007

Louis P. Gignac	Mr. Gignac has been a director of the Corporation and/or Domtar Inc. since 1995. He currently serves on our Audit Committee and on our Environmental, Health and Safety Committee. From 1986 to 2006, he served as president and CEO of Cambior Inc., an international mining and exploration company with operations, development projects and exploration activities in the Americas that was acquired by IAMGOLD Corporation in 2006. In addition to leading Cambior, Mr. Gignac has held senior management positions with Falconbridge Copper Corp, and Exxon Minerals Company. He is currently the president of G Mining Services Inc., a private mining consulting firm with international activities. Mr. Gignac is also chairman of the board of Andean Resources Ltd., Gaz Metro Inc. and St. Andrew Goldfields Ltd. and a director of Franco-Nevada Corp. He also served as a director of Revett Minerals Ltd. from 2007 to 2009, and as a director of Cambior Inc. until 2006. We believe that Mr. Gignac’s extensive experience as chief executive officer of a natural resources company, together with his financial and risk management experience, and his knowledge of international issues qualify him as a member of our Board and the committees on which he serves. Mr. Gignac is also a member of the Canadian Institute of Corporate Directors. He is 59 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Brian M. Levitt	Mr. Levitt has been a director of the Corporation and/or Domtar Inc. since 1997. He is the Chairman of our Human Resources Committee, as well as a member of our Nominating and Corporate Governance Committee. Prior to the formation of the Corporation in March 2007, he was the Chairman of the Board of Domtar Inc. from 2004. From 1991 to 2000, Mr. Levitt was president and then chief executive officer of Imasco Limited, a public consumer products and services company. Mr. Levitt has been the co-chair of Osler Hoskin & Harcourt LLP, a major Canadian law firm, since 2001. Mr. Levitt has served on boards of directors of public companies since 1987 and currently serves as a director of The Toronto-Dominion Bank and BCE Inc., where he is also the chair of the human resources and compensation committee. We believe that Mr. Levitt’s extensive experience as chief executive officer of a large public company, as a board member and as a legal advisor to boards of directors of various public companies, in addition to his experience with, and understanding of the workings of, financial markets, corporate governance practices and regulatory matters gained through more than 25 years of legal practice make him a valuable addition to our Board of Directors and the committees on which he serves. Mr. Levitt is 62 years old.	2007

Harold H. MacKay	Mr. MacKay has been the Chairman of the Board of the Corporation since 2007, and he also chairs our Nominating and Corporate Governance Committee. Mr. MacKay has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005 and, prior to that, he was a partner in MacPherson from 1969 to 2004. In his legal practice, Mr. MacKay represented natural resources and manufacturing companies in their commercial transactions and provided advice in relation to corporate structure and governance issues. Mr. MacKay chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998 and subsequently served as the Clifford Clark policy advisor to the Department of Finance Canada. Since 2004, he has been a director of The Toronto-Dominion Bank and The Mosaic Company, a world producer and international marketer of crop nutrients. Mr. MacKay has been a director of several manufacturing, natural resources and financial services companies, including as chair of board governance committees. He has specific experience in the forest products industry, having served as a director of Weyerhaeuser Canada Ltd., and as an advisor to the International Committee of the Weyerhaeuser Company board. We believe Mr. MacKay’s legal expertise and knowledge of governmental and regulatory affairs, his work in respect of corporate governance, and his prior extensive board participation in a wide range of businesses have equipped him to play a leadership role on our Board. Mr. MacKay is also an Officer of the Order of Canada. He is 69 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
W. Henson Moore	Mr. Moore has served on our Board since 2007. He is a member of our Audit Committee, and the Chairman of our Environmental, Health and Safety Committee. Since 2001, Mr. Moore has served on the Board of Directors of USEC Inc., a global energy company, where he has also been a member of the Audit Committee since 2006. He represented the Sixth District of Louisiana as a member of the U.S. House of Representatives from 1975 to 1987. He was the Deputy Secretary of the U.S. Department of Energy from 1989 to 1992, and then Assistant to the President and Deputy Chief of Staff from 1992 to 1993. From 1995 to 2006, Mr. Moore was president and CEO of the American Forest & Paper Association, the national trade association of the forest products industry in the U.S., where he accumulated substantial experience and in-depth knowledge of relationships between the industry and various trade and regulatory agencies at the national and international levels. He also served as the first Chairman of the International Council of Forest Product Association. We believe that Mr. Moore’s significant experience and knowledge of government relations and policy-making, health & safety and environmental issues specific to our industry, and generally of the risks, challenges and opportunities of our industry, provide him with the ability to make significant contributions as a Director and member of the committees on which he serves. Mr. Moore is 70 years old.	2007

Michael R. Onustock	Mr. Onustock has been a member of our Board since 2007, and currently serves as a member of our Human Resources Committee and our Environmental, Health and Safety Committee. Mr. Onustock spent his entire 43-year career in the pulp and paper industry, before retiring as senior vice president, pulp and white paper with Weyerhaeuser Company in 2004. During his tenure, Mr. Onustock was responsible for a number of pulp and paper facilities that were acquired by Domtar in 2007. Prior to joining Weyerhaeuser in 2002, Mr. Onustock held a number of senior executive positions with Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. We believe that Mr. Onustock’s in-depth knowledge and understanding of the products and markets of our business, and of the risks, challenges and opportunities of our industry allow him to contribute significantly to our Board and the committees on which he serves. Mr. Onustock is 70 years old.	2007

Robert J. Steacy	Mr. Steacy has been a director of the Corporation and/or Domtar Inc. since 2005. He currently serves as a member of our Nominating and Corporate Governance Committee, and is the Chairman of our Audit Committee. He currently serves on the boards of directors of the Canadian Imperial Bank of Commerce and Cineplex/Galaxy Income Trust, where he also chairs the Audit Committee. From 2005 to 2007, he was also a director of Alliance Atlantic Communications Inc. and of Somerset Entertainment Income Fund. In addition to having worked for Ernst & Young from 1973 to 1978 in their audit practice, Mr. Steacy has over 20 years of senior financial officer experience, including as vice president, finance and as executive vice-president and chief financial officer of Torstar Corporation, an international publisher and a major Canadian media company, from 1989 until his retirement in 2005. We believe that Mr. Steacy’s extensive financial expertise, as well as risk assessment and risk management experience uniquely qualify him as a member of our Board and the committees on which he serves, notably as the Chairman of our Audit Committee. Mr. Steacy is 60 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
William C. Stivers	Mr. Stivers has been a director of the Corporation since 2007. He currently serves on our Audit Committee and our Environmental, Health and Safety Committee. Since 2003, Mr. Stivers has served as a director of Minerals Technologies, Inc., a resource- and technology-based company that develops and produces performance-enhancing minerals, mineral-based and synthetic mineral products for the paper, steel, polymer and other manufacturing industries on a worldwide basis, and he currently chairs its audit committee. Mr. Stivers is a former director of Factory Mutual Insurance Company, where he chaired the Finance Committee and was a member of the audit committee, and a past member of Chase Manhattan Bank’s National Advisory Board. After joining Weyerhaeuser Company in 1970 as finance manager, Mr. Stivers held increasingly senior positions culminating with his appointment as senior vice president and chief financial officer in 1990 and later executive vice president until his retirement in 2003. Mr. Stivers’ extensive experience as chief financial officer of a predecessor company, as audit committee chairman of an industrial company, his in-depth knowledge and understanding of risk assessment and risk management in our industry, as well as his capital markets and financial expertise make him a valuable addition to our Board and the committees on which he serves. Mr. Stivers is a member of the Financial Executives Institute, and is 71 years old.	2007

Pamela B. Strobel	Ms. Strobel has been a member of our Board of Directors since 2007 and currently serves on our Nominating and Corporate Governance Committee and on our Human Resources Committee. In 2005, Ms. Strobel retired as an Executive Vice President and Chief Administrative Officer of Exelon Corporation, one of the largest U.S. electric utilities where she had the overall responsibility for the financial performance of the utility companies serving the Chicago and Philadelphia regions. During her tenure with Exelon and its predecessor companies, starting in 1993, Ms. Strobel served as an Executive Vice President and Chief Administrative Officer and as Chief Executive Officer of Commonwealth Edison Company, as an Executive Vice President and General Counsel of Unicom Corporation and Commonwealth Edison Company, as President of Exelon’s Business Services Company, and as Chairman and Chief Executive Officer of Exelon Energy Delivery, the holding company for Exelon’s energy delivery business. Her various positions at Exelon required engaging with customers, regulators and legislators. Ms. Strobel was named as one of Fortune Magazine’s Top 50 Women in Business in 2002. She currently is a director of State Farm Mutual Automobile Insurance Company and of Illinois Tool Works, Inc. where she also serves as a member of the audit committee and compensation committee. We believe that Ms. Strobel’s extensive experience in senior executive positions and her in-depth knowledge and understanding of the energy sector provide a unique contribution to our Board and the committees on which she serves. Ms. Strobel is 57 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Richard Tan	Mr. Tan has been a director of the Corporation since 2007 and currently serves on our Human Resources Committee and on our Environmental, Health and Safety Committee. Mr. Tan is an entrepreneur with over 30 years of experience in the paper and finance industries. He is the president of Pacific Millennium Holdings Corporation, and the founder and chief executive officer of various companies in the Pacific Millennium group. Under his leadership, Pacific Millennium occupied a major presence in the global pulp and paper markets, becoming one of the largest pulp and paper distributors in Asia. Pacific Millennium, through joint venture relationships with major international companies, built a number of box plants in Asia. Mr. Tan is also the chief executive officer of Stone Tan China Acquisition (Hong Kong) Company Limited, an investment company. Mr. Tan is a director of Samling Global Limited, an integrated forest resources and wood products company, whose shares are listed on the Hong Kong Stock Exchange. Mr. Tan participates actively in public service. He is a member of the China National Political Consultative Committee, a member of the Anhui Province Political Consultative Committee, a business adviser of the Chongqing municipality, vice chairman of the Shanghai International Chamber of Commerce, and adviser of the Shanghai Modern Management Center. We believe that Mr. Tan’s business and entrepreneurial leadership, combined with his extensive in-depth knowledge and understanding of the Asian, and particularly Chinese, pulp and paper industry and markets bring a unique contribution to our Board of Directors and the committees on which he serves. Mr. Tan is 54 years old.	2007

Denis Turcotte	Mr. Turcotte has been serving on our Board of Directors since 2007 and is currently a member of our Human Resources Committee. From 1997 to 2002, he held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice president of corporate development and strategy of Tembec Inc., a leading integrated forest products company with operations in North America and France. From 2002 to 2008, Mr. Turcotte was the president and CEO and a director of Algoma Steel Inc. Mr. Turcotte is currently president and CEO of a private business consulting and investing firm. He is also a member of the Advisory Board of the Brookfield Special Situations Funds. Mr. Turcotte brings to the Board and the committees on which he serves his extensive experience as a senior executive of capital intensive and commodity-based forest and steel industries. Mr. Turcotte is 48 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
John D. Williams	Mr. Williams has been the President and Chief Executive Officer and a director of the Corporation since joining Domtar on January 1, 2009. Mr. Williams served in senior executive positions for over eight years with SCA Packaging Ltd. and SCA Packaging Europe, Europe’s second largest producer of containerboard paper used for the manufacturing of corrugated box products, and served as President of SCA Packaging Europe, from 2005 to December 2008, where he assumed leadership over sales, marketing, finance, operations, manufacturing, distribution, supply chain and human resources. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operational roles, with Rexam PLC, Packaging Resources, Inc., Huhtamaki, Alberto Culver UK Ltd., and MARS Group. We believe that Mr. Williams’ extensive international experience in key leadership roles in our industry, combined with his in-depth knowledge and understanding of global risks, challenges and opportunities facing the pulp and paper industry, in addition to his outstanding leadership skills, are invaluable assets to our Board and our Company. Mr. Williams is 55 years old.	2009

The Board of Directors unanimously recommends a vote FOR

the election of each of the 12 director nominees.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the Corporation for the year 2010.

The Corporation appointed PwC as independent auditor to audit the Corporation’s financial statements beginning with the financial statements as of and for the year ended December 30, 2007. The engagement of PwC was approved by the Audit Committee of the Board on March 7, 2007. PwC was the independent auditor of Domtar Inc. prior to March 7, 2007.

Since its incorporation in August 2006, the Corporation has not consulted PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, nor did PwC provide written or oral advice to the Corporation that PwC concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Although we are not required to have our stockholders ratify the selection of PwC as our independent registered public accounting firm, the Board of Directors requests ratification of this appointment by the stockholders as a matter of good corporate practice. A representative of PwC will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2010.

GOVERNANCE OF THE CORPORATION

Board Governance

Our Board has adopted written Corporate Governance Guidelines that comply with the listing standards of the NYSE. Those Guidelines set forth requirements relating to director responsibilities, director qualification standards, including director independence, director compensation, our director resignation policy with respect to majority voting in uncontested elections, director orientation and continuing education, CEO succession planning and assessment of the Board’s performance, among other matters. Copies of our Corporate Governance Guidelines are available without charge on the corporate governance portion of our website at http://www.domtar.com/en/governance/index.asp or upon request in writing to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6, Attention: Vice-President, Corporate Law and Secretary. The Corporation also complies with the listing standards of the TSX.

Current Members of Our Board of Directors

The members of the Board on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Human Resources Committee	Environmental, Health and Safety Committee
Jack C. Bingleman	*	*

Louis P. Gignac	*			*

Brian M. Levitt		*	Chair

Harold H. MacKay		Chair

W. Henson Moore	*			Chair

Michael R. Onustock			*	*

Robert J. Steacy	Chair	*

William C. Stivers	*			*

Pamela B. Strobel		*	*

Richard Tan			*	*

Denis Turcotte			*

John D. Williams

Board Meetings

From January 1 through December 31, 2009, our Board held 14 meetings. Each of our directors, other than Mr. Tan, attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which the director served.

Board Committees

The Board has standing Audit, Nominating and Corporate Governance, Human Resources and Environmental, Health and Safety committees.

Audit Committee

The Audit Committee is composed solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are financially literate, as required by the NYSE. In addition, the Board has determined that Mr. Steacy and Mr. Stivers each qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee, through regular or special meetings with management, the vice president of internal audit and the Corporation’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation, including the Corporation’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority for the appointment, compensation and oversight of the Corporation’s independent auditors.

The Audit Committee is governed by the Audit Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Audit_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Audit Committee held 8 meetings in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed solely of directors who meet the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee has a leadership role in shaping the governance of the Corporation, reviewing the compensation of the Corporation’s directors and providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the Board of Directors candidates for election as directors, and overseeing the relationship between the Corporation and its stockholders. In addition, the Nominating and Corporate Governance Committee oversees the process for, and in coordination with the Human Resources Committee, makes recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Nominating_and_Corporate_Governance_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Nominating and Corporate Governance Committee held 5 meetings in 2009.

Human Resources Committee

The Human Resources Committee is composed solely of directors who meet the independence requirements of the NYSE. With the exception of Mr. Levitt (whose status is further described under the “Director Independence and Other Determinations” section of this Proxy Statement), the members of the Human Resources Committee meet the requirements for a “non-employee director” under the Exchange Act, and the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended (the “Code”). The Human Resources Committee of the Board of Directors has created a sub-committee composed of only those members who satisfy the requirements of both an “outside director” under section 162 (m) of the Code and a “non-employee director” under the Exchange Act, with the responsibility to approve all performance-based compensation subject to section 162 (m) of the Code and all equity-based compensation.

The Human Resources Committee has responsibility for reviewing and approving the strategy and design of the Corporation’s compensation and benefits systems; making recommendations to the Board with respect to incentive compensation and equity-based plans; managing the processes used by the Board to evaluate the Corporation’s chief executive officer; reviewing the compensation of the Corporation’s chief executive officer; reviewing and approving salaries and incentive compensation of the Corporation’s officers and certain other positions; administering the Corporation’s stock option and incentive compensation plans; overseeing the work of the Pension Administration Committee of the Corporation and, in coordination with the Nominating and Corporate Governance Committee, making recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Human Resources Committee is governed by the Human Resources Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Human_Resources_Committee_ Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Human Resources Committee held 9 meetings in 2009.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee has responsibility for reviewing environmental, health and safety (“EHS”) policies, and making recommendations to the Board regarding significant EHS audit and monitoring systems as well as related reports from management; reviewing EHS standards, procedures and practices against applicable regulatory requirements and overseeing compliance therewith; reviewing objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding forestry, environmental protection and occupational health and safety; and discussing with management the scope and plans for the conduct of audits of EHS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHS.

The Environmental, Health and Safety Committee is governed by the Environmental, Health and Safety Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Environmental_Health_and_Safety_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Environmental, Health and Safety Committee held 6 meetings in 2009.

Board of Directors Leadership Structure

In accordance with our Corporate Governance Guidelines, the positions of Chairman of the Board and Chief Executive Officer are separate and distinct. Currently, the position of Chairman of the Board is held by Mr. Harold H. MacKay, and the position of CEO is held by Mr. John D. Williams. Separating these positions allows our CEO to focus on the management of the Corporation, while allowing our Chairman to lead the Board in its role of providing advice to, and independent oversight of, management. We believe that this structure recognizes the time and effort that our CEO is required to devote to his position, while facilitating the independent functioning of the Board, thus enhancing the fulfillment of its oversight responsibilities, and setting the tone for the Board in fostering ethical and responsible decision-making and sound corporate governance practices.

Board of Directors’ Role in Risk Oversight

Our Corporate Governance Guidelines explicitly recognize that it is the responsibility of the Board to assess risks facing the Corporation and to review strategies for risk mitigation. Areas of material risk to the Corporation include economic factors (such as conditions in the general economy and in capital and credit markets, the cyclical nature of the industry and the recent decline in demand for uncoated freesheet paper), the impact of competition, operational matters (such as raw materials costs, labor relations and the performance of the Corporation’s operating facilities), regulatory matters (such as those relating to the environment and workplace safety), and governmental policies.

Our Board committees assist the Board in fulfilling its risk oversight responsibilities in certain areas of risk, including the following: the Audit Committee reviews the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures and in addition has primary oversight over the Corporation’s enterprise risk management program; the Human Resources Committee has responsibilities related to succession planning risks and the business implications of our compensation policies and programs; the Nominating and Corporate Governance Committee is responsible to address questions and risks related to Board organization, membership and corporate governance and compliance; and our Environmental, Health and Safety Committee reviews operational risk issues related to forestry, environmental protection and occupational health and safety. Our Board committees fulfill these duties through their regularly scheduled and special meetings with members of management (and other parties as appropriate) responsible for specific risk factors, including in the case of the Audit Committee, the internal auditors and the independent auditors, and the committees regularly report back to the Board.

During the past year, our Board has undertaken a number of forward-looking initiatives in connection with its oversight role in respect of risk. As part of the ongoing strategic planning process of the Corporation, the Board considered material corporate risk and related challenges and opportunities, and is continuing with this process during the present year. In addition, the committees of the Board have intensified their review of risk-related matters, including an enterprise-wide risk management process conducted under the oversight of the Audit Committee. The Nominating and Corporate Governance Committee has also initiated a review of emerging good practices in risk governance to ensure that the Corporation’s processes remain robust.

Director Independence and Other Determinations

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2010. During annual reviews, the Board considers any transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent.

In connection with the 2010 annual review of director independence, the Board considered the relationship of Mr. Stivers with Minerals Technologies, Inc. Mr. Stivers, a director of Domtar Corporation since March 2007, has also served on the board of directors of Minerals Technologies Inc. since 2003 and is a shareholder of Minerals Technologies, Inc. From January 1 through December 31, 2009, the Corporation, in the ordinary course of business, purchased approximately $31.8 million of precipitated calcium carbonate from Minerals Technologies, Inc. pursuant to contracts entered into prior to March 7, 2007, or renewed thereafter. The Corporation continues to purchase precipitated calcium carbonate from Minerals Technologies, Inc. in 2010. The Board concluded that this relationship does not affect Mr. Stivers’ independence as Mr. Stivers’ only relationship with Minerals Technologies, Inc. is that he serves on the board of directors and is a shareholder. The sales involved are determined in arms-length market transactions. Mr. Stivers will recuse himself should any further transactions involving Mineral Technologies, Inc. be discussed by the Board in 2010.

The Board also considered the fact that during 2009 the Corporation engaged the law firm of Osler Hoskin & Harcourt LLP (“Osler”), of which Mr. Levitt is the co-chair, for certain matters and paid Osler approximately CDN$227,000 in legal fees. The Board concluded that this relationship did not affect Mr. Levitt’s independence. However, by reason of these circumstances, Mr. Levitt is not considered an “outside director” since the legal fees paid by the Corporation exceeded $60,000, the maximum amount prescribed by section 162(m) of the Code, and is not considered a “non-employee director” under the Exchange Act because the amounts Osler received in 2009 exceeded $120,000, the threshold for related person transaction review under the Corporation’s Procedures for Review of Related Person Transactions (see the “Related Person Transaction Policy” section of this Proxy Statement).

In addition, the Board considered and determined that Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC and the NYSE rules for Audit Committee members. The Board also considered and determined that as members of the Human Resources Committee, Messrs. Onustock, Tan and Turcotte and Ms. Strobel are “non-employee directors” for purposes of the Exchange Act and “outside directors” for purposes of the Code, and the regulations promulgated thereunder.

As a result of this review, the Board affirmatively determined that each director other than Mr. Williams who is the Corporation’s President and Chief Executive Officer, is independent under the independence requirements of the listing standards of the NYSE and TSX, and the Corporation’s Corporate Governance Guidelines and Director Independence Standards, which are available on the Corporation’s website at http://www.domtar.com/en/corporate/governance/2215.asp.

Selection of Nominees for Election to the Board

The Board believes that in fulfilling its overall stewardship responsibility to the Corporation and its stockholders, it is of utmost importance that the Board functions effectively as a team and that this requires the experience, qualifications and skills of each Board member to complement those of the others. When the Corporation was formed in 2007 through the business combination of Domtar Inc. and Weyerhaeuser Company fine paper business, a careful review was undertaken to identify the skills and experience which should be represented on the Board to ensure that the new company would have effective governance. The initial nominees to the Board were selected bearing in mind that skills matrix to ensure that the qualifications so identified were present on the Board. During 2009 the Nominating and Corporate Governance Committee updated the initial skills matrix in light of current business conditions and the changing face of both the industry and the Corporation. The comments which follow reflect the process and factors taken into account by the Nominating and Corporate Governance Committee in recommending to the Board the Board nominees described in this Proxy Statement, bearing in mind both the Corporation’s Corporate Governance Guidelines and the updated skills matrix.

The Nominating and Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, by members of management and stockholders, as well as by recruitment consultants who may be retained by the Committee to source potential candidates meeting the nomination criteria. As noted above, the Nominating and Corporate Governance Committee evaluates prospective nominees against the skills matrix and the personal and other qualifications set out in the Corporation’s Corporate Governance Guidelines. In that evaluation the Committee considers the need for the Board, as a whole, to be diverse in the broadest sense and to consist of individuals with (a) relevant career experience and technical skills, industry knowledge and experience, financial and capital markets expertise, international business experience, and senior executive management experience, together with (b) minimum individual personal qualifications, including strength of character, mature judgment, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendations and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in the Corporation’s by-laws. A stockholder who wishes to recommend a prospective nominee for the Board should provide notice to the Vice-President, Corporate Law and Secretary of the Corporation, in the time and manner as specified in the Corporation’s by-laws, which sets forth: the nominating stockholder’s name and address; the name and address of the proposed nominee; a representation that the nominating stockholder is a holder of record of stock of the Corporation entitled to vote at the next annual meeting of stockholders and intends to appear in person or by proxy at the next annual meeting of stockholders to nominate the nominee; a description of any arrangements or understandings between the nominating stockholder and the nominee and any other person involved in the nomination process; such other information regarding the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board; the consent of the nominee to serve as a director of the Corporation if so elected; and a representation as to whether the nominating stockholder intends to solicit proxies in support of the nominee. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of such proposed nominee to serve as a director.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer, and which is available on the Corporation’s website at www.domtar.com. In addition, the Corporation has adopted a Code of Business Conduct for members of the Board which is available on the Corporation’s website at www.domtar.com. Copies of each of these codes will be provided without charge to any stockholder who requests them in writing.

Related Person Transaction Policy

Our Board has also adopted written Procedures for Review of Related Person Transactions. These procedures cover transactions in which the Corporation or any subsidiary was or is to be a participant, the amount exceeds $120,000 and a “related person”, as defined in Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Each director, director nominee and executive officer of the Corporation must notify the Vice-President, Corporate Law and Secretary in writing of any such related person transaction. The Vice-President, Corporate Law and Secretary provides a copy of the notice to the Audit Committee, which reviews such transaction and approves it if the Audit Committee determines the transaction is fair and reasonable to the Corporation and consistent with the Corporation’s best interest (see the approved relationships disclosed under the “Director Independence and Other Determinations” section of this Proxy Statement).

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact the Chairman of the Board, our non-management directors as a group or any committee chairperson may send written correspondence, in care of the Vice-President, Corporate Law and Secretary, to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6. The procedures for the submission of such communications, including any complaints or concerns regarding accounting issues or other compliance matters, are contained in our Policy on Communications, which is available on the Corporation’s website at www.domtar.com.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. Other correspondence received by the Corporation that is addressed to one or more directors, such as subscription offers, conference invitations, media inquiries and requests for contributions, will be directed to the Office of the Secretary and treated according to our Policy on Communications.

Board Attendance at Stockholder Meetings

The Corporation expects its directors to attend the annual meeting of stockholders.

AUDIT COMMITTEE REPORT CONCERNING FINANCIAL MATTERS

The Audit Committee’s primary responsibility is the oversight of the Corporation’s financial reporting process on behalf of the Board of Directors. Management is responsible for establishing and maintaining the Corporation’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board of Directors, the Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm to audit the Corporation’s consolidated financial statements and the Corporation’s internal control over financial reporting for the year ended December 31, 2009.

In conjunction with the activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 23, 2010:

(1) The Audit Committee has reviewed and discussed with management of the Corporation and PwC the audited financial statements as of and for the year ended December 31, 2009. In addition, the Audit Committee reviewed and discussed with management their assessment of the effectiveness of the Corporation’s internal controls over financial reporting and PwC’s evaluation of the Corporation’s system of internal controls. These discussions included meetings with PwC without representatives of management being present.

(2) The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), as amended and in effect on the date of this report, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3) The Audit Committee has discussed with PwC its independence from the Corporation, and the Audit Committee has received from PwC, as required by applicable requirements of the Public Company Accounting Oversight Board:

(i) a written disclosure, indicating all relationships, if any, between PwC and its related entities and the Corporation and its related entities which, in PwC’s professional judgment, reasonably may be thought to bear on PwC’s independence, and

(ii) a letter from PwC confirming that, in its professional judgment, it is independent of the Corporation within the meaning of the securities acts administered by the SEC.

(iii) The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Corporation is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE:

Jack C. Bingleman

Louis P. Gignac

W. Henson Moore

Robert J. Steacy

William C. Stivers

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

In this Compensation Discussion and Analysis we explain the operational and strategic objectives established by the Board of Directors for management in 2009 and how our executive compensation program is designed to motivate management to achieve those objectives and reward them for doing so, as illustrated by the compensation awards and payments described below. This discussion is focused on seven of our executive officers, referred to as our named executive officers. Executive Compensation is the responsibility of the Human Resources Committee of our Board of Directors. Throughout this Compensation Discussion and Analysis (“CD&A”), we refer to the Human Resources Committee as the “HR Committee” or “the Committee.”

2009 Business and Compensation Design and Objectives

At the beginning of 2009, John D. Williams took over as President and Chief Executive Officer (“CEO”) just as the Corporation began to feel the full impact of the financial crisis which commenced in 2008. In the fourth quarter of 2008, we experienced unprecedented declines in demand for our products and there was real uncertainty about the financial outlook for the company in the context of the disrupted financial markets and overall global economic contraction. Since the merger of Domtar Inc. with the fine paper business of Weyerhaeuser Company in March 2007 (the “Transaction”), the Board had directed management to focus on achieving the synergies targeted by the business combination. As this task had largely been achieved by the end of 2008, the Board directed management to focus on short-term measures to generate and conserve cash and appropriately size our operating cost structure and manufacturing base. At the same time, the Board directed the CEO to initiate and lead a dialogue with the Board to establish a framework for making strategic choices for the Corporation and to complete in 2009 the restructuring of the senior management team. To incentivize management to achieve these measures, the 2009 performance objectives for our Annual Incentive Plan (or “AIP”) for the CEO’s direct reports (the “Management Committee”) were based on the following quantitative measures: EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) (40%); SG&A (adjusted selling, general and administrative expenses) (25%); Capital Expenditures (20%); and Health and Safety (15%). For the CEO, one-half of his AIP was based on the same criteria and weightings, with the balance dependent on the Board’s qualitative assessment of his performance in 2009 on his personal objectives, principally leadership of the strategic planning discussion with the Board and restructuring of the senior management team, as well as stabilizing the Corporation’s financial position. See “Components of Executive Compensation – Performance Based Annual Cash Bonuses.”

The business challenges we faced as we entered 2009, combined with the arrival of a new CEO and impending changes in the senior management ranks, created a high degree of uncertainty giving rise, in the judgment of the Committee, to substantial motivation and retention issues. Accordingly, while the business context led us to consider reducing compensation for senior executives, we determined not to do so for continuing senior executives because the magnitude of the cash savings which could be so achieved on any practicable scale was not meaningful in the context of our overall cash requirements. However, all salaries were frozen, and to underline the importance of the near term business objectives which had been established by the Board for 2009, the Committee determined to reallocate 25% of the long-term component of total direct compensation for the CEO and his direct reports to the AIP for 2009, increasing the short-term compensation opportunity component of total compensation. To balance the short- and long-term nature of the incentive compensation change and increase the retention element of the incentive compensation, the AIP was modified for 2009 to provide that any amount payable in respect of achievement above the target performance level would be paid 50% in cash and 50% in restricted stock units vesting ratably over 2011, 2012 and 2013. As an additional retention incentive for continuing members of senior management, a further 25% of the long-term component of total direct compensation was reallocated to time vesting stock options.

The Committee believes that its objectives for the 2009 compensation program described above were achieved. These achievements include:

•

Expense management (which included reduction in the aggregate salary base of the Management Committee, maintaining the ratio of SG&A to sales despite reduced sales volumes, and improved procurement terms);

•	Significantly increased paper margins in the second half of 2009 compared to the first half of the year, resulting in EBITDA improvements;

•	24% reduction in the frequency rate of workplace accidents over 2008;

•	Reduction of our debt, and its partial refinancing pushing the maturity from 2011 to 2017;

•

58% increase in adjusted cash flow (as defined below under “Components of Executive Compensation — Long-Term Equity Incentives”) through, among other items, reduction of capital expenditures, tighter paper inventory management, and alternative fuel tax credits.

While we were assisted in the achievement of our financial goals in 2009 by the receipt of alternative fuel tax credits, the performance goals established by the Committee at the beginning of 2009 and reflected in the AIP were achieved without taking account of the benefits of those credits. The CEO’s performance with respect to his personal objectives was assessed by the Committee with input from the whole Board and judged to deserve a maximum performance award on the 50% of his AIP that was based on that assessment.

2010 Compensation Design

In late 2009, the CEO made a presentation to the Committee relating to compensation design on the basis of which the Committee agreed that in 2010 it would undertake a comprehensive review of our compensation design and methodology in light of the evolution of the business of the Corporation since the 2007 Transaction and the ongoing discussion with the Board about the strategic orientation of the Corporation. On this basis, and based on the favorable experience with the compensation design adopted for 2009, the Committee determined to maintain the 2009 design for 2010. However, to take account of the changes in the near term business challenges faced by the Corporation at the beginning of 2010, the Annual Incentive Plan metrics for 2010 were varied to EBITDA (50%); Inventory Turn (20%); SG&A (15%); and Health and Safety (15%). In addition, and further to the restructuring of the Management Committee in 2009, base salaries for Management Committee members who were there in 2009, including the named executive officers continuing in 2010, were increased by amounts which varied from 3% to 18% to take account of inflation, performance, increases in job scope, internal pay equity and growth in competence and experience.

Overview

Our named executive officers for 2009 were:

•	John D. Williams, President and Chief Executive Officer

•	Daniel Buron, Senior Vice-President and Chief Financial Officer

•	Michael Edwards, Senior Vice-President, Pulp and Paper Manufacturing

•	Richard L. Thomas, Senior Vice-President, Sales and Marketing

•	Steven A. Barker, who served as Senior Vice-President, Marketing until June 30, 2009

•	Michel Dagenais, who served as Senior Vice-President, Human Resources until December 31, 2009

•	Gilles Pharand, who served as Senior Vice President, Law and Corporate Affairs until June 30, 2009.

In this CD&A, we provide detailed information about our compensation program, how we incentivize our named executive officers to achieve our competitive goals in the current global economic environment, what the components of the program are, and what each component is designed to achieve. Specifically, our CD&A is organized as follows:

•	We explain how the HR Committee makes decisions regarding executive compensation matters, including the engagement of independent consultants, input from management and benchmarking.

•

We provide descriptions of each component of compensation and analyze the mix of direct compensation elements (base salary, annual performance incentives and long-term equity incentives) for our named executives.

•

Finally, we address various policies that impact our executive compensation program, including policies with respect to employment agreements and termination and change in control protections, tax and accounting considerations and timing of equity grants.

We also briefly discuss recent decisions taken by the HR Committee with respect to the compensation structure for 2010.

The HR Committee’s Decision Making Process

The HR Committee oversees our executive compensation program. For a description of our HR Committee, see the “Human Resources Committee” section of this Proxy Statement.

The Board and the members of the HR Committee recognize the importance of executive compensation decisions to the management and stockholders of the Corporation and have thus given careful consideration to the Committee’s charter, its meeting schedule and agendas, and the process followed to make decisions. Committee agendas for the year are reviewed in advance to ensure that sufficient time has been allocated to consider and review alternatives before making decisions. Typically, information regarding strategic decisions on executive compensation is presented to the Committee over the course of more than one meeting before final approval is given. This allows time for questions from Committee members, as well as any requested follow-up analysis in advance of the final decision. Additional items are included as necessary to address issues as they arise.

Independent Compensation Consultant

The Committee has engaged an independent consultant, Hugessen Consulting Inc., to provide ongoing advice and counsel. At the direction of the Chair of the Committee, the independent consultant works with management and reviews recommendations and Committee materials in advance of Committee meetings or other Committee communications. The independent consultant keeps the Chair of the Committee apprised of any areas of concern. Further, the independent consultant participates in Committee meetings as required by the Chair. The independent consultant has been engaged by the Committee on the basis that it will not accept any work from management without express direction or consent of the Chair of the Committee and, to date, has not made any request for such consent. The decisions made by the Committee are the responsibility of the Committee, and they may reflect factors other than the recommendations and information provided by Hugessen Consulting Inc.

The Committee meets from time to time with its independent compensation consultant without any member of management present to discuss compensation matters.

Input from Management

Throughout 2009, our then Senior Vice-President, Human Resources regularly attended HR Committee meetings. Among other matters, he presented our Chief Executive Officer’s recommendations regarding any changes in the base salary, bonus, equity compensation and retirement and other benefits of other executive officers and compiled other relevant data at the request of the HR Committee. Management periodically engages its own consultants to provide assistance and recommendations, calculations or market data, as required. In 2009, management engaged the consulting firm Towers Watson to conduct a study which led to a recommendation for review of the plan design and compensation structure with respect to the Corporation’s executive compensation program. The Committee is not bound by recommendations of management, but it generally takes them into consideration before making final determinations about the compensation of executive officers other than our Chief Executive Officer.

Our Chief Executive Officer reviews and makes recommendations to the HR Committee with respect to corporate performance goals relevant to the other members of our Management Committee. Furthermore, the Chief Executive Officer reviews with the HR Committee his evaluation of the performance of the members of the Management Committee with respect to the corporate performance goals, and based on such evaluation, makes recommendations to the HR Committee with respect to their annual base salaries, short-term cash incentive compensation, long-term equity-based performance-driven incentive compensation and other benefits.

Benchmarking

We evaluate periodically the competitiveness of total compensation for named executive officers based in the United States relative to a core peer group of similarly-sized, U.S.-focused or U.S. publicly-traded companies with significant operations in paper products and/or paper cardboard packaging. Due to the relatively small number of companies in the core peer group, we also periodically review compensation data from an expanded U.S. group with which we believe that Domtar also competes for executive talent. This group includes similarly-sized companies in capital-intensive industries as well as actual and/or potential clients of the Corporation.

For named executive officers based in Canada but with substantial U.S. focus and accountabilities, we periodically reference a combination of U.S. and Canadian pay peer groups (with dollars at par value, i.e., not converted). The U.S./Canada blended pay peer group is weighted 50% towards our U.S. pay peer group and 50% towards our Canadian pay peer group. In determining base salaries for individuals in the U.S./Canada blended pay peer group, we look periodically at base salary practices within our U.S. pay peer group, and in determining annual incentive targets and retirement benefits, we look periodically at practices within our Canadian pay peer group. We use a Canadian pay peer group as a point of reference for other Canada-based positions.

Because the Committee did not adjust total compensation opportunities for 2009, it did not consider benchmarking in determining 2009 compensation levels or the mix of compensation for 2009. The 2009 compensation decisions were keyed off data from 2008 which included benchmarking analyses.

To ensure our competitiveness as an employer, 2008 and prior year’s total compensation was targeted at the market median for the appropriate peer group. To address the volatility in compensation experienced by senior executives in our industry, which has historically arisen from the cyclical nature of our industry and factors beyond management’s control, base salaries were anchored at 110% of the applicable market median with adjustments based on an assessment of each individual’s level of responsibility and experience relative to his or her position. To maintain our desired target total compensation at the median for the appropriate pay peer group, we generally provided below-median long-term incentive opportunities, with a portion vesting based on the passage of time to reward retention and a portion vesting subject to the achievement of corporate performance objectives so that our executives are motivated to operate the business in a manner expected to realize long-term shareholder-value creation (see “Components of Executive Compensation — Long-Term Equity Incentives”).

The companies included in our U.S., Canadian and U.S./Canada blended pay peer groups are:

Domtar’s Pay Peer Groups
U.S.-Canada Blended Pay Peer Group (50% U.S./50% Canada) Used to evaluate total compensation for named executive officers based in Canada but with significant U.S. focus and accountabilities.

U.S. Pay Peer Group

Used to evaluate both total compensation and each element of compensation for named executive officers based in the U.S., and to evaluate base salaries for named executive officers based in Canada but with significant U.S. focus and accountabilities.

Canadian Pay Peer Group

Used to evaluate total compensation for named executive officers based in Canada and with primary responsibilities in Canada, and annual incentive compensation for executive officers based in Canada but with significant U.S. focus and accountabilities.

U.S. Paper Products or Paper Packaging	Other U.S.	Canadian Paper and/or Forest Products	Other Canadian

International Paper Company Kimberly-Clark Corporation MeadWestvaco Corporation Smurfit-Stone Container Corporation Weyerhaeuser Company	Alcoa Inc. Barrick Gold Corporation Lafarge North America Inc. Noranda Aluminum, Inc. Sonoco Products Company	Canfor Corporation Catalyst Paper Corporation Fraser Papers Inc. Tembec Inc. West Fraser Timber Co. Ltd.	Barrick Gold

Corporation

Bombardier Inc.

Canadian National
Railway Company

Lafarge Canada Inc.

Petro-Canada

Shell Canada Limited

SNC-Lavalin Group Inc.

Suncor Energy Inc.

Syncrude Canada Ltd.

Talisman Energy Inc.

Transcontinental Inc.

Throughout this CD&A, we refer to these comparator groups as our “U.S. pay peer group,” our “Canadian pay peer group” and our “U.S./Canada blended pay peer group.”

Components of Executive Compensation

The principal components of our ongoing compensation program for our named executive officers are:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives;

•	Retirement and other benefits; and

•	Executive perquisites.

The HR Committee determined all elements of compensation for each named executive officer for 2009. Ongoing members of our Management Committee also received a special option retention award for 2009.

Our new CEO received a cash payment and awards of deferred stock units to compensate him for compensation from his prior employer forfeited by reason of his accepting employment with the Corporation, as well as certain other payments in connection with his relocation to Montreal and other costs of commencing employment with the Corporation described below.

In addition, a special program implemented in 2007 to retain key employees through a specified transition period and motivate them to successfully integrate our legacy businesses and realize various synergies expected to result from the Transaction was completed in 2009. Cash bonuses were awarded to members of our Management Committee and other members of senior management to reward their work in successfully integrating the Domtar and Weyerhaeuser businesses in just two years and to make up for the unanticipated, global economic downturn-related drop in value of the equity awards initially intended to motivate them to achieve integration-based synergies. The participation of our named executive officers in this program is described below under the heading “Business Integration Incentive Program.”

Mix of Direct Compensation Elements

The Corporation generally seeks to allocate compensation between the elements of total direct compensation in a manner that is market-competitive with our pay peer groups while addressing our specific objectives. As noted above, to address the need to focus on short-term goals and retention, the direct compensation was shifted towards increased short-term and retention incentives by reducing the total long-term incentive opportunity by 25% and increasing the targeted short-term incentive opportunity by a corresponding amount for all eligible Long-Term Incentive Program (“LTIP”) participants who were identified at the beginning of 2009 as continuing in their current or expanded capacities. With respect to the Management Committee members who would not continue in that capacity, the LTIP opportunity was reduced by 37.5% while their Short-Term Incentive Program (“STIP”) opportunity was increased by only 25% of their former LTIP value. This resulted in an overall reduction of compensation opportunity for these executives for 2009.

New LTIP Target Ongoing MC Members	New LTIP Target Former MC Members	New STIP Target
75% of Original Target	62.5% of Original Target	Original Target + 25% of Original LTIP

At target Payout = 100% Cash

Excess Payout Over Target = 50% Cash / 50% RSUs

To add a retention incentive, the STIP was also modified for all executives who were also eligible for the LTIP such that payout above target was modified to be made as 50% cash and 50% tenure-based Restricted Stock Units (“RSUs”) which would vest ratably in 2011, 2012 and 2013.

The Committee also changed the mix of equity under the LTIP for all executives. No grants of performance-conditioned restricted stock units (“PCRSUs”), which in previous years represented 50% of the long-term component of an executive’s total direct compensation, were made in 2009. Instead, for continuing members of the Management Committee, the reduced 2009 LTIP grants were structured with 33% in time vested stock options, 33% in RSUs and 33% in performance conditioned (“PC”) stock options for the ongoing members of the Management Committee. Other members of the Management Committee received 50% in RSUs and 50% in performance conditioned stock options. All other executives received 100% RSUs.

	Ongoing MC Members	Former MC Members	All Other Executives
Prior LTIP Structure	New LTIP Structure	New LTIP Structure	New LTIP Structure
50% PCRSUs	33% Regular Stock Options	50% RSUs	100% RSUs

25% RSUs	33% RSUs	50% PC Stock Options

25% PC Stock Options	33% PC Stock Options

Direct Compensation Mix

The target total direct compensation opportunities under our ongoing compensation programs and the allocations among the elements of total direct compensation between fixed, variable, short-term and long-term compensation that applied to each of our named executive officers with respect to 2009 appear in the tables below. Since this direct compensation mix did not apply to our named executives officers who were not continuing in 2010, namely Messrs. Barker, Dagenais and Pharand, they are not included in the tables below.

Base Salary

In light of the economic environment the Corporation faced in early 2009, base salaries were frozen at 2008 levels across the Corporation. Mr. Williams’ salary for 2009 was set at CDN$900,000, as agreed at the time of his hiring in September 2008.

Performance-Based Annual Cash Bonuses

The Domtar Corporation AIP provides cash incentives to motivate our executives to focus on annual financial results and enables our total cash compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for the plan year, expressed as a percentage of the actual base salary paid to the named executive officer during that year. As described above under “2009 Business and Compensation Design and Objectives” and “Components of Executive Compensation — Direct Compensation Mix,” the portion of compensation represented by the AIP for 2009 was increased from previous years, while the portion of compensation represented by long-term performance-based equity was decreased for the reasons set forth above.

Each member of our Management Committee, including each of our named executive officers, was eligible to participate in our AIP during 2009. As described above under “2009 Compensation and Design Objectives,” the Key Performance Indicators (other than Health and Safety, which remained unchanged at 15%) on which payout of the AIP for the performance period from January 1 through December 31, 2009 was based were the achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) targets, which accounted for 40% of the total target amount; keeping capital expenditures to a targeted minimum, which accounted for 20% of the total target amount; achievement of SG&A (sales, general and administrative) cost reduction goals, which accounted for 25% of the total target amount; and targeted decreases in occupational health and safety occurrences required to be reported to the U.S. Occupational Safety and Health Administration (“OSHA”), which accounted for 15% of the total target amount. In addition, conditions were attached to the payout for EBITDA achievement which mitigated disincentives for the monetization of assets and conditioned payout on the maintenance of access to credit. The EBITDA, SG&A and capital expenditure targets reflected the Board’s direction to management to focus on short-term measures to generate and conserve cash and appropriately size our operating cost structure and manufacturing base. For 2009, the specific goals were as follows:

Component	Weight	Threshold	Target	Maximum
EBITDA*	40%	$400 million	$450 million	$500 million
Capital Expenditures	20%	$140 million	$130 million	$115 million
SG&A**	25%	$345 million	$312 million	$295 million
Health and Safety	15%	OSHA frequency rate of 1.98	OSHA frequency rate of 1.83	OSHA frequency rate of 1.60
Percentage of Target Award Payable		0%	100%	200%

*    EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excluding closures and restructuring costs and gains and losses on asset dispositions. There is no payout if, as of December 31, 2009, the Corporation is in default with respect to any covenants in its bank credit agreement.

**  SG&A is defined as selling, general and administrative expenses (excluding other income /expense consolidated before adjustments) reduced/increased by bonus and stock-based compensation expense, foreign exchange adjustments, capital tax, restructuring costs (including severance), SG&A related to abandoned activities and adjustments related to prior years.

Target bonus levels of 118.75%, 75%, 67.5%, 62.5%, 58.75%, 58.75% and 58.75%, and maximum bonus levels of 237.6%, 150%, 135%, 125%, 117.5%, 117.5% and 117.5% of base salary were set for Messrs. Williams, Buron, Edwards, Thomas, Barker, Dagenais and Pharand, respectively, for 2009. As discussed above under “2009 Business and Compensation Design and Objectives,” annual incentive compensation targets for our Management Committee were increased compared to 2008 to focus management on our near-term challenges. Accordingly, while Mr. Williams’ employment agreement provided for a target bonus at the 75% level and a maximum bonus of 150% of base salary, his bonus opportunity was adjusted consistently with the adjustment made for other members of our Management Committee. As provided in his employment agreement, 50% of Mr. Williams’ incentive plan bonus is determined based on achievement of the performance goals described above and 50% is based on a qualitative assessment of his performance in 2009 on his personal objectives, principally leadership of the strategic planning discussion with the Board and restructuring of the senior management as well as stabilizing the Corporation’s financial position. The portion of Mr. Williams’ 2009 AIP award earned based on the Corporation’s performance exceeded the 37.5% minimum AIP award for 2009 agreed at the time of his hiring in September 2008.

Generally, in February of each year, the HR Committee determines whether the performance objectives for the previous plan year have been achieved. Actual cash bonus payments under the AIP for 2009 are set forth in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column (other than Mr. Williams’ minimum AIP award which is set forth in the “Bonus” column of The Summary Compensation Table), and they reflect the fact that the Corporation achieved or exceeded the maximum performance levels on all elements of the AIP. The CEO’s performance with respect to his personal objectives was assessed by the Committee with input from the whole Board and for the reasons set forth above, was judged to deserve the maximum performance award on the 50% of his AIP that was based on achievement of those objectives.

AIP awards for 2009 that are above target award levels will be paid 50% in cash and 50% through the grant of restricted stock units. Accordingly, Messrs. Williams, Buron, Edwards and Thomas will receive grants of restricted stock units with grant date values of approximately CDN$534,375, CDN$159,375, $124,875 and $112,500, respectively. However, because the restricted stock units will be granted in 2010, they are not reflected in the Summary Compensation Table. Because Messrs. Barker, Dagenais and Pharand retired in 2009, the Corporation expects to settle their right to RSUs with a cash payment at the same time as such RSUs are granted to the other participants.

Long-Term Equity Incentives

Our long-term equity incentives are designed to achieve the following objectives:

•	reward the achievement of long-term business objectives that benefit our stockholders; and

•	retain a successful and tenured management team.

Long-term equity incentive awards are the balancing component of our total compensation policy. Annual award amounts for 2009 were set based on 2008 target compensation levels, adjusted as provided above under “2009 Business and Compensation Design and Objectives” and “Components of Executive Compensation — Direct Compensation Mix.” In 2008, annual long term award amounts were set at levels that would bring total compensation within the median range for total compensation packages of executives in similar positions within our U.S. pay peer group for named executive officers based in the U.S., our U.S./Canadian blended pay peer group for named executive officers based in Canada but with significant U.S. focus and accountabilities, and our Canadian pay peer group for other Canada-based positions.

The Corporation’s equity compensation program for senior employees, including the named executive officers, uses a portfolio approach to include a mix of tenure-based restricted stock unit awards (50% of target equity value), which we refer to as “RSUs,” to provide a retention incentive, and stock options (50% of target equity value) to reward executives for increasing our stock value. In prior years, senior employees also received performance-conditioned restricted stock units, which we refer to as “PCRSUs”, as part of the Corporation’s equity compensation. PCRSUs were not part of the equity compensation program in 2009 because, as discussed above under “2009 Business and Compensation Design and Objectives” and “Components of Executive Compensation — Direct Compensation Mix,” in 2009, the HR Committee determined that, in light of the pressures the Corporation faced due to the global economic downturn, it would be more appropriate to incentivize senior executives with more short-term performance-based compensation and less long-term performance-based compensation. PCRSUs granted to our named executive officers in 2008 are reported in the Outstanding Equity Awards at Fiscal Year-End Table. Approximately 200 of our managers participate in our equity compensation program. The equity awards were granted under the Corporation’s Omnibus Incentive Plan described in the narrative accompanying the Grants of Plan-Based Awards Table.

In 2009, the Corporation set target equity value (excluding the additional option retention incentive) at approximately 50%, 35%, 35%, 27.5%, 27.5% and 27.5% of base salary and approximately 22%, 17%, 18%, 15%, 15% and 15% of total direct compensation for Messrs. Buron, Edwards, Thomas, Barker, Dagenais and Pharand. The split between RSUs and options was determined to be the most appropriate balance between compensation risk and potential rewards, given our program’s objectives, the commodity-cyclical nature of our industry and the role of our named executive officers within the organization. Mr. Williams’ target equity value was set for 2009 at 28.6% of total direct compensation (87.5% of base salary). Mr. Williams’ employment agreement, entered into in 2008, called for his equity to be granted 50% in PCRSUs, 25% in stock options and 25% in tenure-based restricted stock units. However, Mr. Williams agreed to receive his award in stock options and tenure-based restricted stock units instead, in order to align his equity compensation with the compensation of the members of the Management Committee. As described above under “2009 Business and Compensation Design and Objectives” and “Components of Executive Compensation — Direct Compensation Mix,” an additional 2009 retention incentive was set at 12.5%, 10%, 8% and 8% of total direct compensation (43.75%, 25%, 17.5% and 17.5% of base salary) for our Chief Executive Officer, Chief Financial Officer and Messrs. Edwards and Thomas, respectively, through stock options (see “Components of Executive Compensation — Stock Options” below). Messrs. Barker, Dagenais and Pharand did not receive the additional 2009 retention incentive as their senior management roles were not expected to continue beyond 2009. We intend to grant equity awards annually to all eligible employees, generally in February or March, subsequent to review and approval by the HR Committee.

Tenure-Based Restricted Stock Units. Subject to certain terms and conditions, which are described in the narrative accompanying the Grants of Plan-Based Awards Table, RSUs awarded to Messrs. Williams, Buron, Edwards, Thomas, Barker, Dagenais and Pharand in 2009 vest 100% on April 8, 2012 and are settled in shares of common stock on the vesting date. At the maturity of the program, overlapping 3-year RSUs with cliff vesting are expected to provide a sustained and meaningful incentive alignment with stockholders and help retain our key contributors through various business cycles. RSUs that are expected to be granted in 2010 for the 2009 Annual Incentive Plan performance will vest in three equal annual installments in 2011, 2012 and 2013. Because these RSUs, which are part of the STIP, added a retention element to the payout of a one year incentive for 2009 performance, the HR Committee believed that graduated vesting for these awards, rather than a three-year cliff vesting, would be more appropriate. A pro-rata portion of the RSUs granted to Messrs. Barker and Pharand vested in connection with their retirements in 2009, and the remainder was forfeited.

Additional information regarding the terms of these awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table.

Stock Options. Our stock options are designed to motivate our executives to achieve increases in our stock price over an extended period. Stock options are only granted to members of our Management Committee because we believe that these individuals are positioned to impact our stock price. Each of our named executive officers was granted options on April 8, 2009. Options were granted at the closing price on the date of grant and are subject to both time- and performance-based vesting conditions.

To provide a retention incentive to, and to maintain the total direct compensation opportunity of, the senior executives whom the new CEO has determined will be the team that the Corporation will be relying on over the medium term to create value, the ongoing members of the Management Committee (including four of our named executive officers) were granted stock options having a grant date value (based on Black-Scholes value) equal to approximately one half of the long-term target compensation opportunity previously represented by PCRSUs, with the result that the total compensation opportunity for continuing members of the Management Committee remained unchanged. Messrs. Barker, Dagenais and Pharand who were not expected to continue in that capacity did not receive the additional retention incentive and saw a reduction in overall compensation opportunity for 2009. The compensation value of the option grants was determined on the basis of a Black-Scholes option pricing model using a valuation ratio of 50%.

Subject to certain terms and conditions, which are described in the narrative accompanying the Grants of Plan-Based Awards Table, stock options awarded to Messrs. Williams, Buron, Edwards, Thomas, Barker, Dagenais and Pharand vest in three equal annual installments on the first three anniversaries of the grant date, but do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days. A pro-rata portion of the options granted to Messrs. Barker and Pharand vested upon their retirements in 2009, and the remaining options were forfeited. Over and above the inherent incentive to increase the Corporation’s market value associated with stock options, the stock price vesting hurdle further aligns the interests of our executives with our stockholders’ interests by ensuring that our stockholders have the opportunity to realize a 20% increase in the stock price over the stock price on the grant date of the options prior to the realization of any option gains by our executives. Because the 2009 special retention grants to ongoing members of the Management Committee described above are for retention purposes, exercisability is not subject to the performance condition.

Additional information regarding the terms of our equity incentive awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table.

Performance-Conditioned Restricted Stock Units. PCRSUs were awarded to Messrs. Buron, Edwards, Thomas, Barker, Dagenais and Pharand in 2007 and 2008. As described above, the Corporation decided not to grant PCRSUs in 2009 and to shift a significant portion of the value previously represented by PCRSUs to the AIP. The Committee has determined to continue this shift away from long-term performance-based compensation and will not grant PCRSUs in 2010.

We used a combination of comparative Total Shareholder Return (“TSR”) and adjusted cash flow as performance criteria over a long-term performance period of three years because these indicators jointly measure the performance of Domtar’s shares relative to competitive investment choices and our success in achieving the rationale for the Transaction. For PCRSUs granted in both 2007 and 2008, there is no payment for performance that does not meet the threshold performance levels for either TSR-based or cash flow-based criteria.

Additional information regarding the terms of these awards is provided in the narrative accompanying the Outstanding Equity Awards at Fiscal Year-End Table that appears later in this proxy statement.

TSR-Based Criteria. For PCRSU awards granted in 2007 and 2008, 50% of the PCRSUs vest based on Domtar’s TSR relative to a group of peer companies that we refer to as our “performance peer group.” The companies in this group are:

Performance Peer Group
2007	2008

AbitibiBowater Inc.

Glatfelter Corporation

International Paper Co.

MeadWestvaco Corp.

Packaging Corp. of America

Sappi Ltd.

Smurfit-Stone Container Corp.

Stora-Enso Corp.

UPM-Kymmene Corp.

Wausau Paper Corporation

AbitibiBowater Inc.

Boise Inc.*

M-Real Corp.*

Glatfelter Corporation

International Paper Co.

MeadWestvaco Corp.

Packaging Corp. of America

Sappi Ltd.

Smurfit-Stone Container Corp.

Stora-Enso Corp.

UPM-Kymmene Corp.

Wausau Paper Corporation

*Added in 2008

The following table summarizes the measurement periods and applicable performance vesting criteria for PCRSUs granted in 2007 and 2008:

50% of PCRSUs Vesting on the Basis of Domtar’s TSR Ranking in Performance Peer Group
2007 Award Measurement Periods	2008 Award Measurement Periods
25% - March 7, 2007 to December 31, 2007	25% - January 1, 2008 to December 31, 2008
25% - January 1, 2008 to December 31, 2008	25% - January 1, 2009 to December 31, 2009
25% - January 1, 2009 to December 31, 2009	25% - January 1, 2010 to December 31, 2010
25% - March 7, 2007 to December 31, 2009	25% - January 1, 2008 to December 31, 2010

Ranking	Vesting
Top 3	150% of the 25% portion of the measurement period
Median	100% of the 25% portion of the measurement period
Above bottom 3	50% of the 25% portion of the measurement period

If Domtar’s TSR is either (1) above the median TSR but not included in the Top Three or (2) below the Median TSR but not one of the bottom three, linear interpolation between the vesting levels is used to determine vesting.

Cash-Flow-Based Criteria. For PCRSU awards granted in 2007 and 2008, 50% of the PCRSUs vest based on to the achievement of adjusted cash flow (EBITDA minus cash interest charges and cash tax payments, adjusted for certain items) targets for a three-year period. For the 2007 grant, the three-year period is from April 1, 2007 through December 31, 2009 and for the 2008 grant, the three-year period is from January 1, 2008 to December 31, 2010. Awards vest at the 50%, 100% and 150% level for achievement of the threshold, target and maximum goals.

50% of PCRSUs Vesting on the Basis of the Corporation’s 3-Year Cumulative Adjusted Cash Flow* Measurement Period: From first year to third year of grant
Performance Level	Vesting %	2007 Performance Targets
Maximum Target Threshold	150% 100% 50%	$1,850 million $1,425 million $1,000 million
* Adjusted Cash Flow = EBITDA (adjusted for asset dispositions, cost to deliver synergies, closure and remediation costs) minus interest charges and cash taxes.

The 2007 vesting period is slightly shorter than three years because the performance period began shortly after the Transaction was completed.

Our business is highly cyclical and subject to numerous factors that are outside of management’s control, including changes in input costs, such as fiber, energy and chemical prices, exchange rate fluctuations, significant volatility in product pricing and the recent rate of decline in demand, which cannot always be offset by cost controls. Because of this cash flow volatility, in 2008, the Committee only set adjusted cash flow performance targets for the first two years of the cumulative three-year performance period and determined that the adjusted cash flow performance targets for the final year of the three-year performance period would be set in 2009. In March 2009, the Committee set the maximum performance level for cash flow-based criteria for the final year in the performance period, recognizing that EBITDA in 2010 could potentially be negatively impacted by challenging economic conditions and a risk of downward pricing and increased competitive pressures.

Maximum performance levels for cash-flow-based criteria for the PCRSUs for the three-year period ending December 31, 2010 were set at a level that the Committee believed could be very difficult to achieve in the absence of exceptional performance. In the Committee’s view, in order to achieve this performance level, management would have had to make significant year-to-year improvements in our operations and maintain selling prices and volumes at then current or increased levels. Target levels were set at a level that, if some of the above-mentioned objectives are not completely achieved or if downward selling price pressure occurred, we would expect that the target performance level could still have been achieved. The threshold performance level was set at a level that the Committee believed would motivate management to increase cash flow, but should be achievable. The target performance level has been achieved based on performance through 2009. The maximum performance level could be achieved in the absence of reduction in volumes and/or selling prices, and if management continues to control costs.

2007 Grants – Vesting results

•

50% TSR: In 2009, we achieved a TSR of 172.6%, which situated the Corporation in the top three of peer group companies, and a TSR for the period from March 7, 2007 through December 31, 2009 of 44.3%, which situated the Corporation at the median of peer group companies. Accordingly, the 2007 TSR for the 2009 measurement period vested at the 150% level and the 2007 TSR for the 2007-2009 measurement period vested at the 100% level.

•	50% Adjusted Cash Flow: From April 1, 2007 through December 31, 2009, our adjusted cash flow was $2,142 million. Accordingly, the 2007 cash flow-based PCRSUs vested at the 150% level.

2008 Grants – Vesting progress

•

50% TSR: We achieved a TSR for the 2009 performance period of 172.6%, which situated the Corporation in the top three of peer group companies. Accordingly, the Corporation’s performance for the 2009 TSR measurement period reached the 150% level for those 2008 awards.

•

50% Adjusted Cash Flow: Our adjusted cash flow for 2008 through 2009 was $1,611 million, which was approximately 138% and 106% of the adjusted cash flow amount that was used by the Committee to establish the target performance level of $1,171 million and the maximum performance level of $1,517 million, respectively, for such two-year period.

Business Integration Incentive Program

As indicated above, in addition to our standard executive compensation program, in 2007 the Corporation implemented a special program designed to retain key employees through a specified transition period following the closing of the Transaction and motivate a select group of employees to achieve full integration of our legacy businesses, reduce costs and achieve synergies expected to result from the Transaction. Synergy PCRSUs were awarded to each of our named executive officers in 2007. The Synergy PCRSUs were eligible to vest based on the attainment of a variety of business integration and synergy achievement goals over the two-year period that ended on March 31, 2009. Awards vest at the 50%, 100% and 200% level for achievement of threshold, target and maximum performance goals of cost savings at a run rate of $180 million, $200 million and $250 million or more, respectively. As of March 31, 2009, the post-Transaction synergies resulted in a cost savings at a run-rate of over $250 million, exceeding the maximum performance goal. Based on this performance, the Synergy PCRSUs vested at the maximum level of 200%.

When this program was put in place in 2007, each participant was granted a number of PCRSUs based on his then salary and the then stock price of $128 (on a post-reverse stock split basis). While management delivered outstanding results in executing the integration, resulting in a payout based on twice the value of the PCRSUs at the conclusion of the program, as a result of the global economic contraction in 2008-2009, the PCRSUs were by then valued based on a stock price of $19.80, with the result that performance justifying maximum payout would result in actual payouts well below the level which would have been anticipated for target performance when the program was instituted. In the circumstances, the Committee exercised discretion to top up payments under this program to the target level originally anticipated. These cash payments are reflected under the “Bonus” column of our Summary Compensation Table.

CEO Transition Awards

As compensation for annual and medium term incentive payments from his prior employer forfeited by accepting employment with the Corporation, Mr. Williams received a cash payment of CDN$520,000 and an award under the Omnibus Incentive Plan of deferred stock units with an aggregate grant value of CDN$415,000. One-third of the deferred stock units vested as of the grant date of April 8, 2009 and the remaining two-thirds vest in two substantially equal installments on March 15 in 2010 and 2011.

Retirement Benefits

Domtar provides retirement benefits to attract and retain the highest caliber executive talent.

As further described below, certain named executive officers continue to participate, in part or in full, in legacy programs under which they have already accrued benefits. From March 2007 forward, the members of our Management Committee, which during 2009 included each of our named executive officers (other than Messrs Barker and Pharand), are expected to participate in the current retirement program.

Domtar’s executive retirement program consists of the benefits described below.

Legacy Canadian Plans. In 2009, Messrs. Williams, Buron and Dagenais participated in the defined contribution option under the Domtar Pension Plan, a Canadian tax-qualified pension plan that covers all Canadian Domtar employees.

Legacy U.S. Plans. Mr. Barker participates in the Domtar U.S. Salaried Pension Plan, a tax-qualified defined benefit cash balance plan that covers all U.S. Domtar employees hired on or before December 31, 2007, when the plan was frozen as to new participants, and the Domtar U.S. Salaried 401(k) plan, a tax qualified defined contribution plan available to all U.S. employees of Domtar. Messrs. Edwards and Thomas also participate in the 401(k) plan.

Mr. Barker is also entitled to benefits under a legacy supplemental pension arrangement that was assumed by Domtar Inc. from a predecessor employer.

Supplemental Executive Retirement Plans (“SERPs”) for Canadian and U.S. Executives. The Corporation provides supplemental retirement benefits to certain of its officers and key employees, under two supplemental retirement plans. The SERP plans were designed to provide consistency between employer-paid retirement plans for executives in Canada and the U.S. to the degree possible given differences on tax rules and to provide an appropriate integration of retirement benefits over the career progression of an individual (from non-executive to Management Committee member), while providing a market competitive benefit that will aid in attracting and retaining key executives, including our named executive officers, at a manageable cost.

DC SERP for Designated Executives of Domtar (the “DC SERP”). The DC SERP is a supplemental defined contribution plan intended to provide designated executives (other than those covered under an individual supplemental retirement arrangement or a grandfathered arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Each of our named executive officers (other than Messrs. Barker and Pharand) participates in this plan. Contributions are entirely assumed by the Corporation. The plan is effective as of March 7, 2007. Benefits under the DC SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

DB SERP for Management Committee Members of Domtar (the “DB SERP”). The DB SERP is a supplemental defined benefit plan intended to provide executives who are members of our Management Committee (other than members of the Management Committee who are covered under an individual supplemental retirement arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.), and the DC SERP. The plan is effective as of March 7, 2007. Each of our named executive officers (other than Messrs. Barker and Pharand) participates in this plan. Benefits under the DB SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

To compensate him for benefits forfeited under pension plans of his prior employer, Mr. Williams is entitled to earn an additional two months of credited service under the DB SERP for each 12 months of actual service (prorated for any period of service of less than 12 months), up to a maximum of 12 months of additional credited service. Upon his appointment as a member of the Management Committee in 2004, Mr. Buron became a participant in the Supplementary Pension Plan for Senior Management Employees. Because benefits under the DB SERP are intended to replace the benefit accrued by Mr. Buron under that plan, Mr. Buron’s accrued pension under the DB SERP in respect of credited service up to March 7, 2007 will not be less than what Mr. Buron otherwise would have accrued under the Supplementary Pension Plan for Senior Management Employees based on earnings and Management Committee service up to that date.

Supplementary Pension Plan for Steven A. Barker (the “Barker SERP”) The Barker SERP is a supplemental defined benefit plan that is intended to provide Mr. Barker with additional retirement benefits in excess of benefits that may be payable to him in accordance with the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan. The Barker SERP replaces a prior supplemental retirement arrangement between Domtar Inc. and Mr. Barker. The terms of the Barker SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

Supplementary Pension Plan for Gilles Pharand (the “Pharand SERP”) The Pharand SERP is a supplemental defined benefit plan that is intended to provide Mr. Pharand with additional retirement benefits in excess of benefits that are payable to him in accordance with the Domtar Pension Plan.

The Pharand SERP provides a pension equal to 2.5% of “best average earnings” as defined in the Domtar Pension Plan for each year of credited service, but not exceeding a total of 75% of best average earnings for all service. The benefits under the Pharand SERP are payable for life with a 5-year guarantee, reduced by the pension payable from the Domtar Pension Plan. Other forms of payment are available on an actuarial equivalence basis. Best average earnings are as defined in the Domtar Pension Plan. Mr. Pharand retired on July 1, 2009 at age 65 with 37.25 years of credited service.

In addition to pension benefits, Domtar offers Canadian retirees employer paid life insurance, medical and dental coverage. Dental coverage terminates at age 65. U.S. retirees may participate in a medical plan paid entirely by the retiree. Our named executive officers are entitled to participate in these programs.

Health and Welfare Benefits

Domtar offers medical, dental, life, accidental death and dismemberment and long-term disability insurance coverage to all salaried employees through a flexible benefits program.

Under the flexible benefits program, employees elect the level of coverage to suit their needs from a range of choices. Each benefit has an allocated cost and employer credits are provided to employees to cover some portion of these costs. Employees pay the difference between the allocated cost and the employer credit through payroll deduction. Any excess credits provided to Canadian employees must be allocated to the employee’s health care spending account. Executives located in Canada are provided with a higher level of coverage and employer credits.

In accordance with the terms of his employment agreement, in 2009 the Corporation covered the costs of the temporary Provincial Plan Replacement coverage for a period of three months for Mr. Williams and his family until alternative arrangements providing coverage at least equivalent to those he had previously were in place.

Messrs. Edwards, Thomas and Barker participate in executive life, personal accident and group travel accident insurance programs provided by the Corporation to its senior U.S. executives. Executive life insurance is based upon a multiple of earnings dependent upon age.

Executive Perquisites

The Corporation currently provides a limited number of perquisites to its named executive officers and select other executives. These include financial planning services, which are provided at low cost to assist senior executives with the added complexities associated with our multi-jurisdictional presence, and periodic physical examinations. In March 2007, the HR Committee determined to phase out the remaining perquisites provided as follows:

•	Payment of car benefits at the end of the current lease; and

•	Payment for club memberships at the end of the current term.

However, in negotiating the terms of Mr. Williams’ employment in September 2008, the Corporation agreed to pay for the CEO’s club initiation fees and annual membership dues, as well as use of the company airplane for business travel when necessary and for up to twenty-four hours of personal use, use of a company-provided car and driver for business purposes, use of a condominium in the Fort Mill, South Carolina area when he is required in the area for business reasons, payment of up to CDN$225,000 over and above the relocation expenses covered by the Corporation’s North American relocation policy, the financial planning provided to members of the Management Committee generally, and medical benefits.

Related Policies and Considerations

Employment Agreements and Termination and Change in Control Protections

In September 2008, in connection with his hiring offer, Domtar entered into an employment agreement with Mr. Williams to become President and Chief Executive Officer of the Corporation effective January 1, 2009. The agreement with Mr. Williams is described more fully in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

Under the terms of his employment agreement, Mr. Williams’ employment is terminable by him or the Corporation. Upon a termination of Mr. Williams’ employment by the Corporation for reasons other than (i) death or Cause (as defined in the agreement) or (ii) Mr. Williams’ breach of certain obligations in his employment agreement and other term of his employment agreement, and if Mr. Williams releases the Corporation from any claims he may have against it, Mr. Williams will be entitled to receive:

•

a severance allowance of 24 months (the “Severance Period”) of his base salary in effect at the time of termination; a pro-rated portion of his annual bonus under the AIP for the year in which his employment is terminated, based on achievement of the applicable performance criteria;

•	if such termination occurs after the end of a calendar year, any earned but unpaid bonus under the AIP;

•

and for each calendar year during the Severance Period, a payment equal to (1) the average of the bonus payments received by Mr. Williams under the AIP for the two years immediately preceding the year of his termination or (2) if Mr. Williams’ termination occurs prior to January 1, 2011, his target bonus for the year of termination, in either case pro-rated for the number of days in the AIP performance period represented by the Severance Period;

•	continued coverage under the Corporation’s health insurance policies during the Severance Period;

•	Mr. Williams’ unvested equity awards will continue to vest as if he had remained employed;

•	continued accrual of service credit under the DB SERP for the duration of the Severance Period; and

•

any additional payments or benefits provided under the Domtar Severance Program, the Domtar North American Assignment Policy and other Domtar policies that are not set forth in Mr. Williams’ agreement.

The Corporation decided that this severance protection was needed to recruit Mr. Williams to join Domtar and to mitigate his risks in leaving his former employer and assuming a position with a new company.

Members of our Management Committee are eligible to participate in a severance policy that provides assurance that they will not be treated unfairly in the event of their termination of employment. Under the policy, Messrs. Buron, Edwards and Thomas would be entitled to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause. The executives would also be entitled to continued health benefits for the severance period, and outplacement services. Severance was set at a level that is consistent with competitive Canadian practice and was extended to Management Committee members in the U.S. to ensure internal pay equity. Management is not entitled to any tax gross-ups or increased severance in connection with a change in control. In connection with their retirements on July 1, 2009, January 1, 2010 and July 1, 2009, Messrs. Barker, Dagenais and Pharand received the foregoing severance and other benefits under the terms of the severance policy. The payments and the benefits received by these executives upon their retirement are described more fully in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control” that appears later in this proxy statement.

Our Omnibus Incentive Plan provides limited change in control protections. Generally, except in the case of RSUs granted to retirement-eligible employees, awards do not vest on a change in control, absent either a board determination to accelerate vesting, termination of employment within a short period before or after the change in control, or an inability to continue the awards following the transaction. For tax reasons, RSUs for retirement-eligible employees vest under limited change in control events that result in cash payments to our stockholders. See the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control” for a description of the change in control provisions of our Omnibus Incentive Plan.

The benefits provided under these arrangements are described and quantified under the heading “Employment Agreements and Potential Payments upon Termination or a Change in Control” later in this proxy statement.

Other Arrangements

As of July 1, 2009, the Corporation and Gilles Pharand entered into a consulting agreement whereby Mr. Pharand agreed to provide consulting services to the Corporation, as needed, to assist with certain matters pertinent to the Corporation’s business. The consulting fee has been established at the rate of CDN$2,500 per-day, prorated by the number of hours worked per-day. Both the Corporation and Mr. Pharand may terminate this consulting agreement for any reason by giving a three-day notice.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public corporation’s chief executive officer and the three other most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. The Corporation’s stockholders have previously approved terms under which the Corporation’s annual and long-term performance incentive awards may qualify as performance-based.

The Committee intends, to the extent consistent with our compensation objectives, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that attract and retain key executives. In order to preserve the flexibility for the Committee to modify the performance metrics over the longer life of these awards, the HR Committee determined that the PCRSUs awarded to our named executive officers in 2008 will not qualify for the exemption for performance-based compensation under Section 162(m). The HR Committee also understood that certain payments to our chief executive officer for 2009 that were negotiated as part of his employment agreement would not qualify for the exemption. The Corporation expects that any loss of deduction from the aggregate value of base salary, RSUs and other compensation not exempt from Section 162(m) provided to each of our named executive officers will be modest.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the HR Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our Omnibus Incentive Plan and all predecessor plans in accordance with the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

Timing of Equity Grants

While the Corporation does not coordinate the timing of equity awards around the release of material non-public information, when there is material non-public information, it may delay grants until such time as the information is either public or no longer material.

Clawback for Financial Reporting Misconduct

Any participant in our Omnibus Incentive Plan who knowingly or grossly negligently engages in financial reporting misconduct must disgorge to the Corporation all awards and gains from the exercise of options or stock appreciation rights in the twelve months prior to the date the misleading financial statements were issued, as well as any awards that vested based on the misleading financial statements.

REPORT OF THE HUMAN RESOURCES COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

Report submitted as of February 23, 2010 by:

THE HUMAN RESOURCES COMMITTEE:

Brian M. Levitt

Michael R. Onustock

Pamela B. Strobel

Richard Tan

Denis Turcotte

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the date of this proxy statement (and since March 7, 2007), the Human Resources Committee consists of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel, all of whom are independent non-management directors. None of the Human Resources Committee members has served as an officer or employee of the Corporation, and none of the Corporation’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Corporation’s Board.

EXECUTIVE COMPENSATION

Summary Compensation Table and Narrative Disclosure

The table and footnotes below describe the total compensation paid or awarded to or earned by the following named executive officers:

•	John D. Williams (Domtar’s principal executive officer), for 2009;

•	Daniel Buron (Domtar’s principal financial officer) for 2007, 2008 and 2009; and

•	the next three most highly compensated individuals who were serving as executive officers of Domtar on December 31, 2009, the last day of the fiscal year.

We also included two other individuals, namely Steven A. Barker and Gilles Pharand, who were serving as executive officers of Domtar for a portion of 2009. The components of the total compensation reported in the Summary Compensation Table are described below. For the description of the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary (2) ($)	Bonus (9) ($)		Stock Awards (3) ($)		Option Awards (4) ($)		Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)		Total ($)
John D. Williams (1)	2009	792,836	734,373	(10)	655,187		915,108		1,209,305	47,805	310,408	(8)	4,665,022
President and Chief Executive Officer

Daniel Buron (1)	2009	374,395	273,819		86,096		247,234		456,848	68,019	56,080		1,562,491
Senior Vice-President and Chief Financial Officer	2008 2007	393,767 312,768			395,722 1,366,016		109,358 108,864		61,172 150,441	11,170	99,496 48,910		1,059,515 1,998,169

Michel Dagenais (1)	2009	295,111	221,984		37,800	(11)	53,514	(11)	282,082	86,127	688,897	(8)	1,665,515
Senior Vice- President, Human Resources

Michael Edwards	2009	384,231	301,870		65,092		185,434		374,625	79,375	44,682		1,435,309
Senior Vice-President Pulp and Paper Manufacturing

Richard Thomas	2009	373,846	300,030		63,000		180,912		337,500	50,335	44,460		1,350,083
Senior Vice- President, Sales and Marketing

Steven A. Barker	2009	182,769	300,030		49,342	(11)	70,854	(11)	161,065	784,362	765,854	(8)	2,314,276
Senior Vice- President, Marketing	2008 2007	356,954 285,092			187,209 1,091,199	(11) (11)	51,534 55,872	(11) (11)	49,907 123,417	181,132 123,551	38,097 23,829		864,833 1,702,960

Gilles Pharand (1)	2009	145,017	232,795		38,846	(11)	55,775	(11)	147,356	417,160	722,494	(8)	1,759,443
Senior Vice-President, Law & Corporate Affairs

(1)	Amounts for salary and bonus for purposes of this table, converted to U.S. dollars at the spot exchange rate of date paid.

(2)	This column represents, for 2007, the base salary earned for the period March 7 through December 31, 2007, and the salary for the full year in 2008 and 2009.

(3)

This column represents the aggregate grant date fair value of the restricted stock units (RSUs), the deferred share units (DSUs), the performance-conditioned restricted stock units (PCRSUs) and the synergy PCRSUs granted in the applicable year. For RSUs and DSUs, the fair value is calculated using the closing price of our stock on the date of the grant. For the PCRSU's granted in 2008 and 2007 and the Synergy PCRSU's granted in 2007, this column represents the grant date fair value based on the probable outcome of the performance conditions. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value actually realized or that ultimately may be realized by the named executive officers. Assuming the highest performance conditions for the 2008 and 2007 awards, the grant date fair value would be $453,932 and $1,440,656 respectively, for Mr. Buron and $214,720 and $1,129,436 respectively, for Mr. Barker.

(4)	This column represents the grant date fair value of the options granted in the applicable year. Options are the right to purchase shares of Domtar common stock at a specified price, over a specified term (usually seven years) following the grant date. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation's financial statements included in the Corporation's annual report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value, if any, that ultimately may be realized by the named executive officers.

(5)	This column represents the actual cash bonuses earned by the named executives for the period March 7 through December 31, 2007 for 2007 figures, and for 2008 and 2009, under Domtar’s Annual Incentive Plan based on the performance level achieved. See “Performance-Based Annual Cash Bonuses” in the CD&A for a discussion of the target performance levels.

(6)	This column represents the actuarial increase during 2007, 2008 and 2009 in the pension value for the plans in which each named executive participates. Domtar does not pay above market rates or preferential rates under its non-qualified deferred compensation plans.

(7)	Amounts shown in the “All Other Compensation” column include the following (for 2009 only):

Name	Company Contributions to Defined Contribution Plans (a) ($)	Company Paid Medical Exams ($)	Personal Use of Corporate Automobile ($)	Company Paid Insurance Premiums (b) ($)	Financial Counseling ($)	Club Memberships ($)	Total ($)
John D. Williams (c)	86,694	3,791	—	8,001	—	14,888	113,374
Daniel Buron (c)	47,205	—	—	7,126	—	1,749	56,080
Michel Dagenais (c)	36,744	816	—	4,879	964	413	43,816
Michael Edwards	27,725	—	—	16,957	—	—	44,682
Richard Thomas	25,537	—	—	18,923	—	—	44,460
Steven Barker	12,797	—	—	9,972	9,000	2,450	34,219
Gilles Pharand (c)	—	1,358	5,290	4,940	3,692	1,743	17,023

(a)	Company contributions were made to the Domtar U.S. Salaried 401(k) plan for Messrs. Edwards ($27,725), Thomas ($25,537) and Barker ($12,797) and to the DC SERP for Designated Executives of Domtar for Messrs. Williams ($86,694), Buron ($47,205) and Dagenais ($36,744).

(b)	Represents the cost of company-paid health, welfare, disability, life, and accidental death and dismemberment insurance for the named executive officer.

(c)	For purposes of this table, converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2009.

(8)

This amount also includes a relocation allocation ($197,034) for Mr. Williams converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2009, and severance amounts for Messrs. Barker ($731,635), Dagenais ($640,185) and Pharand ($625,310), and accrued vacation amounts ($61,329) for Mr. Pharand and ($4,896) for Mr. Dagenais, converted, for Messrs Dagenais and Pharand, to U.S. dollars at the spot exchange rate of date paid. For Mr. Pharand, it also includes an amount for consulting fees for services rendered to the Corporation ($18,832) converted to U.S dollars at the spot exchange rate of date paid.

(9)	This column represents the top up synergy cash payout for Messrs Buron, Dagenais, Edwards, Thomas, Barker and Pharand (See “Compensation Discussion and Analysis – Business Integration Incentive Program”). For Messrs Buron, Dagenais and Pharand, amounts are converted to U.S. dollars at the spot exchange rate of date paid.

(10)	This amount represents the guaranteed portion of Mr. Williams’ annual incentive plan ($322,481) converted to U.S. dollars at spot exchange rate of December 31, 2009, as well as a signing bonus ($411,892) converted to U.S. dollars at the spot exchange rate of date paid.

(11)	As a result of retirement during 2009, stock awards and option awards were forfeited, mainly on a pro-rata basis; for Mr. Dagenais, 3,000 RSUs and 5,916 options; for Mr. Pharand, 2,847 RSUs and 5,694 options; and for Mr. Barker, 4,069 RSUs, 870 PCRSUs and 9,396 options.

Grants of Plan-Based Awards Table

During 2009, the named executive officers received the following types of plan-based awards:

Annual Incentive Plan — Domtar’s AIP is an incentive plan based on achieving pre-established annual targets. For 2009, awards under the AIP are paid in cash and a portion is paid in RSUs (See “Compensation Discussion and Analysis — Performance Based Annual Cash Bonuses” on page 27 of this Proxy Statement). Within 90 days after a performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HR Committee must establish the performance objectives that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The Committee may determine that special one-time or extraordinary items, as determined in accordance with U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, should or should not be included in the calculation of such measures.

For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the HR Committee for that plan year. For each of the performance objectives that is met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. The maximum bonus award that could be paid under the plan framework to a named executive officer for any plan year is $5 million. The HR Committee may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the AIP. There is no payment under the plan for performance that does not meet the threshold level.

Omnibus Incentive Plan — The following equity awards were granted to named executive officers in 2009 under the Omnibus Incentive Plan:

Stock Options — Non-qualified performance conditioned stock options were granted on April 8, 2009 under Domtar’s 2007 Omnibus Incentive Plan. The options granted to Messrs. Williams, Buron, Dagenais, Edwards, Barker, Thomas and Pharand do not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the time-vesting criteria, these options vest in three equal annual installments, beginning on April 8, 2010, generally subject to the executive remaining employed on the vesting date. Under the performance-vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance-vesting criteria have been fulfilled, options may be exercised to the extent vested under the time-vesting criteria. Also, additional non-qualified regular stock options were granted on April 8, 2009 to Messrs. Williams, Buron, Edwards and Thomas. These options vest in three equal annual installments, beginning on April 8, 2010, generally subject to the executive remaining employed on the vesting date.

RSUs — These awards were granted on April 8, 2009 under our Omnibus Incentive Plan. RSUs vest on April 8, 2012, generally subject to the executive remaining employed on the vesting date.

DSUs — These awards were granted on April 8, 2009 under our Omnibus Incentive Plan to Mr. John D. Williams. One-third of the DSUs were vested as of the date of grant. The remaining two-thirds vest in equal annual installments on March 15, 2010 and March 15, 2011, generally subject to the executive remaining employed on the vesting date, and paid out only upon termination of employment.

Grants of Plan-Based Awards Table (1)

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (7) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold ($)	Target ($)		Maximum ($)
John D. Williams	AIP(8)	3/6/2009	0	1,021,191		2,042,382
	Options (5)	4/8/2009							50,583	12.60	457,554
	Special Options (6)	4/8/2009							50,583	12.60	457,554
	RSUs	4/8/2009						25,333			319,196
	DSUs	4/8/2009						26,666			335,991

Daniel Buron	AIP(8)	3/6/2009	0	304,566		609,132
	Options (5)	4/8/2009							13,666	12.60	123,617
	Special Options (6)	4/8/2009							13,666	12.60	123,617
	RSUs	4/8/2009						6,833			86,096

Michel Dagenais	AIP(8)	3/6/2009	0	188,054		376,108
	Options (5)	4/8/2009							5,916	12.60	53,514
	RSUs	4/8/2009						3,000			37,800

Michael Edwards	AIP	3/6/2009	0	249,750		499,500
	Options (5)	4/8/2009							10,250	12.60	92,717
	Special Options (6)	4/8/2009							10,250	12.60	92,717
	RSUs	4/8/2009						5,166			65,092

Richard Thomas	AIP	3/6/2009	0	225,000		450,000
	Options (5)	4/8/2009							10,000	12.60	90,456
	Special Options (6)	4/8/2009							10,000	12.60	90,456
	RSUs	4/8/2009						5,000			63,000

Steven A. Barker	AIP	3/6/2009	0	211,500	(9)	423,000	(9)
	Options (5)	4/8/2009							7,833	12.60	70,854
	RSUs	4/8/2009						3,916			49,342

Gilles Pharand	AIP (8)	3/6/2009	0	196,475	(9)	392,950	(9)
	Options (5)	4/8/2009							6,166	12.60	55,775
	RSUs	4/8/2009						3,083			38,846

(1)	The data reflected in this table takes into account the reverse stock split that occurred on June 11, 2009.

(2)	These columns consist of awards under the AIP for 2009. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible under the plan (See “Performance-Based Annual Cash Bonuses” in the CD&A for a discussion of the target/maximum performance levels). For 2009, 75% of the maximum was paid in cash and 25% will be paid in the form of RSUs (to be granted in 2010). See the “Summary Compensation Table” for actual cash amounts paid under the Annual Incentive Plan for 2009.

(3)	This column contains the RSU grants and represents the number of shares under the RSU plan that will vest on April 8, 2012. In addition, for Mr. Williams, this column contains a DSU grant, one-third of which was vested as of the date of grant and the remaining two-thirds of which will vest in equal annual installments on March 15, 2010 and March 15, 2011, but only payable upon termination of employment.

(4)	Represents the grant date fair value in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. See footnotes 3 and 4 to the Summary Compensation Table.

(5)	The options vest in three equal annual installments on the first three anniversaries of April 8, 2009 and do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days.

(6)	The options vest in three equal annual installments on the first three anniversaries of April 8, 2009. No performance conditions must be satisfied prior to exercise.

(7)	The exercise price of each option is equal to the closing market price of Domtar common stock on the date the option was granted, adjusted for reverse stock split price.

(8)	For purposes of this table, target and maximum bonus estimates for Messrs. Williams, Buron, Dagenais and Pharand were calculated based on a converted US Salary using the spot exchange rate of December 31, 2009.

(9)	For Messrs. Pharand and Barker, the AIP amount is calculated based on a full year salary, although actual payout is based on a pro-rated salary for the portion of the year they were employed.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding equity awards for each named executive officer at the end of fiscal year 2009, which included options, RSUs, DSUs and PCRSUs. Amounts in the table are based on the price per share of Domtar’s common stock of $55.41, the closing market price on December 31, 2009.

Number of Securities Underlying Unexercised Options (#) Exercisable — This column represents options for which the service requirements have been fulfilled and performance targets, if any, have been achieved.

Number of Securities Underlying Unexercised Options (#) Unexercisable — This column represents options for which the service requirements have been fulfilled but, the performance targets have not been achieved.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — This column represents options that will vest if and to the extent that service requirements and predetermined performance targets, if any, are achieved.

Number of Shares or Units of Stock That Have Not Vested (#) — This column represents RSUs that will vest if service requirements are fulfilled and includes TSR-based PCRSUs for which performance goals have been achieved. This also includes DSUs granted to Mr. Williams that have not vested.

Market Value of Shares Or Units of Stock That Have Not Vested ($) — This column represents the market value of RSUs, and TSR-based PCRSUs for which performance goals have been achieved. This also includes DSUs granted to Mr. Williams that have not vested.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column represents PCRSUs that will vest if and to the extent predetermined performance targets are achieved at the “maximum” performance level for both TSR-based PCRSUs and cash flow-based PCRSUs granted in 2008.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column represents the market value of the unvested and unearned PCRSUs (Amount represents the value that would be earned at the “maximum” performance level for both TSR-based PCRSUs and cash flow-based PCRSUs granted in 2008.).

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Williams									43,199	2,393,657
					50,583	(7)	12.60	8-Apr-16
					50,583	(8)	12.60	8-Apr-16
Total	0		0		101,166				43,199	2,393,657	0	0
Daniel Buron									9,772	541,453	3,252	180,214
	171	(1)					102.24	8-Mar-10
	122	(1)					102.24	6-Feb-11
	545	(1)					102.24	5-Feb-12
	156	(2)			466	(2)	102.24	4-Feb-13
	170	(3)			510	(3)	102.24	3-Feb-14
			1,695	(4)	0		102.24	23-Feb-11
			1,812	(5)	604	(5)	63.48	26-Feb-12
			2,100	(7)	1,050	(7)	127.68	27-Feb-14
			1,497	(7)	2,994	(7)	80.52	19-Feb-15
					13,666	(7)	12.60	8-Apr-16
					13,666	(8)	12.60	8-Apr-16
Total	1,164		7,104		32,956				9,772	541,453	3,252	180,214
Michel Dagenais									4,289	237,626	1,258	69,706
			1,500	(5)	500	(5)	63.48	2-Mar-10
			933	(7)	467	(7)	127.68	31-Mar-10
			649	(7)	1,301	(7)	80.52	31-Mar-10
					5,916	(7)	12.60	31-Dec-09
Total	0		3,082		8,184				4,289	237,626	1,258	69,706
Michael Edwards									7,012	388,521	1,783	98,796
			1,377	(7)	689	(7)	127.68	27-Feb-14
			925	(7)	1,850	(7)	80.52	19-Feb-15
					10,250	(7)	12.60	8-Apr-16
					10,250	(8)	12.60	8-Apr-16
Total	0		2,302		23,039				7,012	388,521	1,783	98,796
Richard Thomas									6,809	377,301	1,741	96,469
			1,372	(7)	686	(7)	127.68	27-Feb-14
			900	(7)	1,800	(7)	80.52	19-Feb-15
					10,000	(7)	12.60	8-Apr-16
					10,000	(8)	12.60	8-Apr-16
Total	0		2,272		22,486				6,809	377,301	1,741	96,469
Steven A. Barker									171	9,447	682	37,790
	293	(1)					102.24	18-Oct-10
	392	(1)					102.24	6-Feb-11
	545	(1)					102.24	5-Feb-12
	156	(2)			466	(2)	102.24	30-Jun-12
	496	(3)			1,488	(3)	102.24	30-Jun-12
			1,695	(4)	0		102.24	23-Feb-11
			1,812	(5)	604	(5)	63.48	26-Feb-12
			1,214	(9)	0		127.68	27-Feb-14
			959	(9)	0		80.52	30-Jun-14
			600	(9)	0		12.60	30-Jun-14
Total	1,882		6,280		2,558				171	9,447	682	37,790
Gilles Pharand									163	9,046	653	36,183
	684	(1)					102.24	8-Mar-10
	1,635	(1)					102.24	6-Feb-11
	1,136	(1)					102.24	5-Feb-12
	389	(2)			1,167	(2)	102.24	30-Jun-12
	425	(3)			1,275	(3)	102.24	30-Jun-12
			1,413	(4)	0		102.24	23-Feb-11
			1,500	(5)	500	(5)	63.48	26-Feb-12
			1,109	(9)	0		127.68	27-Feb-14
			921	(9)	0		80.52	30-Jun-14
			472	(9)	0		12.60	30-Jun-14
Total	4,269		5,415		2,942				163	9,046	653	36,183

(1)	Options vested in approximately equal installments on the first four anniversaries of the grant date and are currently fully vested.

(2)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 4, 2003. As of December 31, 2009, only twenty-five percent have vested based on performance.

(3)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 3, 2004. As of December 31, 2009, only twenty-five percent have vested based on performance.

(4)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if exercise conditions are satisfied. The options were granted on February 24, 2005. One hundred percent of the options were vested as of December 31, 2009 but are not exercisable.

(5)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if exercise conditions are satisfied. The options were granted on February 27, 2006. Seventy-five percent of the options were vested as of December 31, 2009 but are not exercisable.

(6)	Includes unvested PCRSUs at “Maximum” performance level.

(7)	Options vest over three years in equal annual installments but do not become exercisable until performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance vesting criteria has been fulfilled, the options may be exercised to the extent the options have vested under the time vesting criteria as of the date of exercise.

(8)	Options vest over three years in equal annual installments, no performance condition to be satisfied prior to exercise.

(9)	For Messrs. Barker and Pharand, these stock options vested on a pro-rated basis on termination date (June 30, 2009) and remaining options were cancelled. Vested options become exercisable when the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. They have five years to exercise vested options unless the options expire earlier.

Option Exercises and Stock Vested Table

The table below provides information on the named executive officers’ stock awards that vested in 2009. No options were exercised by our named executive officers in 2009. Amounts in the following table reflect Restricted Stock granted as part of the 2006 Restricted Stock Plan (RSP), PCRSUs granted in 2007 for Messrs. Buron, Dagenais, Edwards, Thomas, Barker and Pharand that vested in 2009, as well as Synergy PCRSUs, one-third of Deferred Stock Units that vested on grant to Mr. Williams and Restricted Stock Units that vested as a result of the retirement of Messrs. Barker and Pharand. The data in the table below reflects the reverse stock split that occurred on June 11, 2009.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Williams	—	—	8,800	110,880
Daniel Buron	—	—	11,947	498,383
Michel Dagenais	—	—	7,725	394,035
Michael Edwards	—	—	8,466	217,251
Richard Thomas	—	—	8,423	216,082
Steven A. Barker	—	—	12,214	312,474
Gilles Pharand	—	—	9,804	354,690

(1)	Receipt of shares underlying Stock Awards with the values indicated under the first two columns of the “Nonqualified Deferred Compensation Table” below were deferred as described under “Nonqualified Deferred Compensation.”

Pension Benefits

The following narrative and tables provide information on the defined benefit retirement plans in which the named executive officers participate. The following table illustrates the actuarial present value as of December 31, 2009 of benefits accumulated by the named executive officers under Domtar’s pension plans and arrangements using the methodology required by the SEC pursuant to the US Accounting Standards at the earliest unreduced retirement age under the plan.

For purposes of all of the pension plans described in this section, “pay” includes base salary and annual cash bonuses (up to the lesser of 50% of salary or 100% of target bonus for the DB SERP for Management Committee Members of Domtar).

Our named executive officers in Canada, Messrs. Williams, Buron, Dagenais and Pharand, participate in the Domtar Pension Plan for Non-Negotiated Employees. The Domtar Pension Plan for Non-Negotiated Employees is registered with the Canadian federal and provincial authorities. It has two options: a defined benefit option and a defined contribution option. Participation in the Domtar Pension Plan for Non-Negotiated Employees is mandatory for all employees hired after January 1, 1998. Since that date, employees may only join the defined contribution option. Employees must join the plan no later than the first day of January following completion of two years of continuous service with the Corporation. Messrs. Williams, Buron and Dagenais participate in the defined contribution option under the Domtar Pension Plan for Non-Negotiated Employees. Mr. Pharand participated in the defined benefit option under the Domtar Pension Plan for Non-Negotiated Employees until his retirement in 2009.

Under the defined contribution option, the Domtar Pension Plan for Non-Negotiated Employees is funded by the Corporation and by employee contributions. The level of contributions varies from 1.0% to 6.5% of pay depending upon the employee’s election and upon the sum of the employee’s age and years of service. The Corporation matches employee contributions at 100%. Total employee and employer contributions are subject to the limits of the Income Tax Act. Upon termination of employment, the employee is entitled to transfer his account balance in a locked-in vehicle. Company contributions are fully vested in the employee immediately.

The defined benefit option of the Domtar Pension Plan for Non-Negotiated Employees provides for a normal retirement pension beginning at age 65. The annual pension payable is equal to 1.5% (1.3% for credited service before January 1, 2000) of the average of the Yearly Maximum Pensionable Earnings during the five years preceding the employee’s termination of employment, plus 2% of the employee’s best average earnings during any consecutive 60 months in the last 120 months prior to his termination of employment, in excess of the average Yearly Maximum Pensionable Earnings, multiplied by his years of credited service. The Yearly Maximum Pensionable Earnings correspond to the maximum earnings on which an employee contributes under the appropriate public pension plan. The pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. The employee may retire earlier with an unreduced pension if he is at least age 58 and has at least 15 years of service. Otherwise, the employee may retire as early as age 55 with reduced benefits.

Messrs. Edwards and Thomas participate in the Domtar U.S. Salaried Pension Plan and Mr. Barker participated in the Domtar U.S. Salaried Pension Plan until his retirement in 2009. The Domtar U.S. Salaried Pension Plan is a cash balance plan entirely funded by the Corporation. Participation in the plan was frozen at December 31, 2007. Under the Domtar U.S. Salaried Pension Plan, each year, a percentage of the employee’s pay is credited to his account, based on his age. In addition, the employee’s account is credited with the annual rate of interest on 30-year Treasury Constant Maturities published by the Federal Reserve Board. Benefits are fully vested in the employee after three years of service. Upon termination of employment, the account of the employee is converted into a pension using factors specified in the plan. The employee may instead elect a lump sum payment corresponding to the present value of the pension.

Messrs. Edwards and Thomas also participate in the Domtar U.S. Salaried 401(k) Plan and Mr. Barker participated in the Domtar U.S. Salaried 401(k) Plan until his retirement in 2009. No new participant may join the Domtar U.S. Salaried Pension Plan after December 31, 2007. Since January 1, 2008, every new participant joins the Domtar U.S. Salaried 401(k) Plan upon being hired. The Corporation contributes an amount between 4% and 6% of pay depending on the member’s age and matches 100% of employee contributions up to 5.5% of pay. For employees participating in the Domtar U.S. Salaried Pension Plan, the Corporation only matches 100% of employee contributions up to 5.5% of pay. Employees are fully vested in Corporation contributions immediately. The member’s account is also credited with earnings, at a rate determined in accordance with the investment election made by the employee. The employee can modify his election at any time. Upon termination of employment, the employee is entitled to his account balance in a lump sum payment. Company contributions to the Domtar U.S. Salaried 401(k) Plan are fully vested in the employee after three years of service.

Effective in 2007, the Corporation implemented two new supplemental pension benefit plans for designated executives. Messrs. Williams, Buron, Dagenais, Edwards and Thomas all participate in these supplemental programs. The DB SERP for Management Committee Members of Domtar is a defined benefit plan, while the DC SERP for Designated Executives of Domtar is a defined contribution plan, described under the heading “Nonqualified Deferred Compensation”. Benefits under the DB SERP for Management Committee Members of Domtar are granted only to members of the Management Committee and are entirely paid for by the Corporation. The annual pension payable is equal to 2% of the executive’s best average earnings for each year of credited service as a member of the Management Committee, with a maximum of 50%, less an offset based on the annual lifetime pension to which the executive is entitled under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.), and the participant’s benefit under the DC SERP for Designated Executives of Domtar, with respect to that service. For Canadian executives, the portion of the offset attributable to the Domtar Pension Plan for Non-Negotiated Employees is determined based on the assumption that the executive has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For U.S. executives, the portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan is determined based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. Normal retirement age is 65 under the DB SERP. Executives may retire as early as age 55 and are eligible for an unreduced pension at age 62 provided they have completed two years of service as a member of the Management Committee (age 60 for Mr. Buron), with a 0.5% reduction for each calendar month that retirement precedes age 62 (a 0.25% reduction for each month that retirement precedes age 60 for Mr. Buron). For a Canadian executive, the pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. For a U.S. executive, the present value of the benefits will be paid in a lump sum upon retirement instead of a pension. Benefits are fully vested in the member after 2 years of membership in the plan. If an executive dies before commencement of his pension payments, a single lump sum payment equal to the actuarial equivalent of the benefits to which he would have been entitled had his or her employment terminated for a reason other than death on the date of his death will be paid to his beneficiary or estate. A participant will continue to accrue credited service in the DB SERP if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada). Benefits under the DB SERP will only be paid upon a disabled participant’s actual termination of employment. Benefits for a Canadian member of the Management Committee under the DB SERP are generally funded when a member is between ages 60 and normal retirement age (currently age 65). Such funding is maintained through retirement only if the member actually retires at age 65 or above; otherwise, amounts set aside for the member revert to the Corporation. In the event of termination within 12 months of a change of control the member’s interest in the assets set aside vest. Otherwise, members will receive their benefits out of the general funds of the Corporation.

Mr. Barker

Mr. Barker is also entitled to benefits under a legacy individual supplemental pension arrangement (the “Barker SERP”). The Barker SERP is a supplemental defined benefit plan that is intended to provide Mr. Barker with additional retirement benefits in excess of benefits that may be payable to him in accordance with the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan. Upon retirement on or after the first day of the month coinciding with or immediately following his 65th birthday, Mr. Barker is entitled to a monthly pension benefit equal to one-twelfth of 50% of his annualized average earnings during the last 48 months of employment. The benefit is offset by an amount determined based on the benefits payable under the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan, with the portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan determined based on the assumption that Mr. Barker has elected to contribute to that plan at the maximum allowable rate. Upon retirement on or after reaching age 55 and completing at least 15 years of service, Mr. Barker is eligible to receive a monthly pension benefit equal to the normal retirement benefit, reduced by 1/3% for each calendar month between the early retirement date and Mr. Barker’s 62nd birthday. Mr. Barker retired on June 30, 2009 at age 56 with 15.33 years of service. As a result, his benefit under the Barker SERP before qualified plan offsets equals 76.67% of the normal retirement benefit.

Mr. Barker’s SERP benefit will be paid in the form of 120 equal monthly installments that constitute the actuarial equivalent of the normal form of pension to which he would otherwise be entitled. Any installments that have not been paid at the time of his death will be paid to his surviving spouse or designated beneficiary.

Mr. Pharand

Mr. Pharand is entitled to benefits under a legacy supplemental pension arrangement (the “Pharand SERP”). The Pharand SERP is a supplemental defined benefit plan that is intended to provide Mr. Pharand with additional retirement benefits in excess of benefits that are payable to him in accordance with the Domtar Pension Plan for Non-Negotiated Employees. The Pharand SERP provides a pension equal to 2.5% of his “best average earnings” (as defined in the Domtar Pension Plan for Non-Negotiated Employees) for each year of credited service, but not exceeding a total of 75% of his best annual earnings for all service. The benefits under the Pharand SERP are payable for life with a 5-year guarantee, reduced by the pension payable from the Domtar Pension Plan. Other forms of payment are available on an actuarial equivalence basis. Mr. Pharand retired on July 1, 2009 at age 65 with 37.25 years of credited service.

Mr. Williams

The Corporation has entered into an agreement with Mr. Williams providing that, for purposes of his annual retirement benefit under the DB SERP for Management Committee Members of Domtar, he will earn an additional two months of credited service for each 12 months of actual service, up to a maximum of 12 months of additional credited service.

Mr. Buron

Mr. Buron is also eligible to receive benefits under the legacy Supplementary Pension Plan for Designated Managers of Domtar Inc. with respect to his service prior to becoming a member of the Management Committee of Domtar Inc. in 2004. This plan provides for the same benefit as under the defined benefit option of the Domtar Pension Plan for Non-Negotiated Employees (described below), but without taking into account any limits under the income tax legislation, reduced by the amount of the benefit that would have been payable under the DB option of the Domtar Pension Plan for Non-Negotiated Employees for the same service. These benefits are not vested before age 55 and are fully vested after that age. Mr. Buron is eligible for benefits under the DB SERP for service since his appointment to the Management Committee in 2004, in replacement of the benefits accrued by Mr. Buron under the Supplementary Pension Plan for Senior Management Employees which he had joined in 2004.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
John D. Williams (3)	DB SERP for Management Committee Members of Domtar	1.17(2)	43,827

Daniel Buron (3)	Supplementary Pension Plan for Designated Managers of Domtar Inc.	3.92	120,020	—
	DB SERP for Management Committee Members of Domtar	5.67(4)	15,842	—

Michel Dagenais (3)	DB SERP	4.00	138,576

Michael Edwards	US Salaried Pension Plan	2.83	67,465	—
	DB SERP	2.83	127,228	—

Richard Thomas	US Salaried Pension Plan	2.83	63,340	—
	DB SERP	2.83	55,496	—

Steven A. Barker	US Salaried Pension Plan	N/A	—	129,111
	Retirement Agreement	15.33	2,615,951	—

Gilles Pharand (3)	Domtar Pension Plan for Non-Negotiated Employees	37.25	941,967	39,898
	Retirement Agreement	N/A	1,935,229	81,970

(1)	The Present Value of Accumulated Benefits has been calculated on the following basis:

a.	Best average earnings and credited service as of December 31, 2009 have been used.

b.	Retirement is assumed to occur at age 62 (age 60 for Mr. Buron), the earliest age that qualifies for an unreduced pension under the DB SERP, except that for Mr. Dagenais, immediate retirement was assumed following termination of employment on December 31, 2009 and for Messrs. Barker and Pharand, immediate retirement was assumed following termination of employment on June 30, 2009.

c.	Assumptions used correspond to those used for the purposes of determining the accrued benefit obligations on December 31, 2009 of the defined benefit plans for the financial statements of the Corporation (namely, a discount rate of 6.4% for Canadian executives and 6.05% for U.S. executives), except that no mortality or termination of employment before retirement was assumed.

(2)	Mr. Williams has an agreement whereby two additional months per year of credited service are recognized in the DB SERP.

(3)	Dollar amounts converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1st to December 31st, 2009.

(4)	Years of credited service are retroactive to the date Mr. Buron became a member of the Management Committee of Domtar Inc. Upon his appointment as a member of the Management Committee in 2004, Daniel Buron, the Corporation’s Senior Vice-President and Chief Financial Officer, became a participant in the Supplementary Pension Plan for Senior Management Employees. Benefits under the DB SERP replace the benefit accrued by Mr. Buron under the Supplementary Pension Plan for Senior Management Employees.

Nonqualified Deferred Compensation

The following narrative and table provide information on the nonqualified deferred compensation plans in which our named executive officers participate. The following table shows the 2009 account activity for each named executive officer and includes each executive’s contributions, company contributions, earnings and the aggregate balance of his total deferral account as of December 31, 2009. The aggregate balance includes the total personal contributions made (and not withdrawn) by each executive and the contributions made by the Corporation and predecessor companies over the career of each executive.

In 2007, the Corporation implemented the DC SERP for Designated Executives of Domtar, a nonqualified supplemental pension plan for certain executives, intended to provide designated executives (other than those covered under an individual supplemental retirement arrangement or a grandfathered arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Messrs. Williams, Buron, Dagenais, Edwards and Thomas participate in this plan, which consists of a non qualified notional defined contribution pension plan entirely paid for by the Corporation. Each year, Canadian executives’ accounts are credited with an amount equal to 11% of pay, less the value of the benefit provided under the Domtar Pension Plan for Non-Negotiated Employees, calculated based on the assumption that the executive has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For a U.S. executive, the contribution formula is the same as under the Domtar U.S. Salaried 401(k) Plan for a participant the same age and not participating in the Domtar U.S. Salaried Pension Plan, without taking into account any tax limit applicable to tax qualified plans, less the employer contribution to the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan, calculated based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. The member’s account is credited with a notional market-based investment return. Company contributions are fully vested in the employee after 2 years of service in an eligible salary grade. A participant will continue to accrue benefits if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Benefits under the DC SERP will only be paid upon a disabled participant’s actual termination of employment. Upon death, retirement after vesting or vested termination of employment, the accumulated account balance is paid in a lump sum to the executive. A Canadian executive who retires after age 55 would also have the option to receive his benefits over a 10-year period.

For purposes of the DC SERP for Designated Executives of Domtar, “pay” includes base salary and annual cash bonuses.

Mr. Williams also holds vested DSUs granted under the Omnibus Incentive Plan that will be payable upon his termination of employment. Mr. Dagenais elected to defer payment of his Synergy PCRSUs that vested on March 31, 2009 until after December 31, 2009. Messrs. Buron, Dagenais, Edwards, Thomas, Barker and Pharand hold PCRSUs that vested as of December 31, 2009 based on performance through such date but which were not payable until after December 31, 2009. RSUs held by Messrs. Barker and Pharand vested upon their retirement but will not be payable until after December 31, 2009. Each of these awards is reflected in the “Option Exercises and Stock Vested Table” above and in the table below.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
John D. Williams (2)	DC SERP	—	77,088	—		—	77,088
	Omnibus Incentive Plan	—	110,880	376,728	(3)	—	487,608

Daniel Buron (2)	DC SERP	—	37,586	18,153		—	153,496
	Omnibus Incentive Plan	—	136,586	—		—	136,586

Michel Dagenais (2)	DC SERP	—	27,121	7,364		—	108,191
	Omnibus Incentive Plan	112,167	61,004	215,638	(3)	—	388,809

Michael Edwards	DC SERP	—	14,225	7,031		—	53,611
	Omnibus Incentive Plan	—	89,557	—		—	89,557

Richard Thomas	DC SERP	—	12,055	7,099		—	51,823
	Omnibus Incentive Plan	—	89,020	—		—	89,020

Steven A. Barker	DC SERP	—	—	—		—	—
	Omnibus Incentive Plan	—	35,418	82,948	(3)	—	118,366

Gilles Pharand (2)	DC SERP	—	—	—		—	—
	Omnibus Incentive Plan	—	28,120	65,856	(3)	—	93,976

(1)	The amounts with respect to the DC SERP are included in the “All Other Compensation” column of the “Summary Compensation Table.” All of the cash amounts with respect to Mr. Williams’ DSUs and $49,342 and $38,846 with respect to the restricted stock units granted to Messrs. Barker and Pharand, respectively, are included in the “Stock Awards Column” of the Summary Compensation Table.

(2)	Amounts converted to U.S. dollars at the average prevailing spot exchange rate over the service period January 1st to December 31st, 2009.

(3)	Includes increase in value of deferred shares of Domtar stock.

(4)	$93,216 of the amounts with respect to Mr. Buron’s DC SERP, all of the amounts with respect to Mr. Buron’s Omnibus Incentive Plan awards and $35,418 of the amounts with respect to Mr. Barker were reported in the Corporation’s Summary Compensation Table for previous years.

The Corporation does not consider restricted stock units that are reflected under “Outstanding Equity Awards at Fiscal Year-End Table” above to be deferred compensation and has not included them in the above table.

Employment Agreements and Potential Payments Upon Termination or a Change in Control

Severance Policy. Under Domtar’s severance policy applicable to members of its Management Committee, Messrs. Williams, Buron, Edwards and Thomas would be entitled to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause. The executives would also be entitled to continued health benefits for the severance period, except if the executive’s benefits are subject to taxation in the United States, in which case the health insurance policies maintained by the Corporation will remain in effect until the earlier to occur of the last day of the Severance Period and the 18-month anniversary of the date the executive’s separation from service. The executives will also be entitled to outplacement services. Messrs. Barker, Dagenais and Pharand became eligible for benefits under the severance policy upon their retirements in 2009. In addition, under Mr. Williams’ employment agreement, he would be entitled to receive a bonus payment based on his target in the year of termination for each calendar year during the severance period (24 months). Mr. Williams’ employment agreement also provides that any unvested equity awards that he holds at the time of his termination will continue to vest, become exercisable, be paid or settled, as applicable, and otherwise be treated as if he remained employed through the last day of his severance period and that Mr. Williams will accrue service credit under the DB SERP for the duration of his severance period.

Other Post-Employment Benefits. Mr. Williams is eligible, if his termination is due to disability, to monthly disability payments during the severance period that shall be reduced by an amount equal to his monthly base salary rate in effect at the time of termination, but in no month shall the reduction exceed the amount of the disability payment. If Mr. Williams remains disabled at the end of the severance period, he shall be entitled to disability payments under the Company’s disability policies, as amended from time to time, as if his disability had first occurred immediately prior to the end of the severance period.

In the event of death, an amount equal to 2.5 times base salary in the year of the death is payable to the beneficiaries of Canadian executives pursuant to the life insurance program offered under the Corporation’s flexible benefit program option available to senior Canadian executives. In the event of the death of U.S. executive, the beneficiary will receive a payment equal to 2 times the base salary of the executive in the year of his death, pursuant to the Corporation’s executive life insurance program for senior U.S. executives.

Messrs. Buron, Dagenais, Edwards and Thomas are fully vested in the supplemental pension benefits under the DB SERP for Management Committee Members of Domtar and under the DC SERP for Designated Executives of Domtar. They will receive benefits under these plans in the event of their death or if their employment were terminated involuntarily.

Mr. Barker is entitled to supplemental pension benefits under individual arrangements with the Corporation. Mr. Barker will receive reduced supplemental pension benefits as a result of his termination in 2009.

Mr. Pharand is entitled to supplemental pension benefits under an individual arrangement with the Corporation. Mr. Pharand started receiving supplemental pension benefits effective July 1, 2009.

Change in Control Protections. The Corporation does not have change in control agreements with its employees. Under our Omnibus Incentive Plan, upon a change in control, unless otherwise determined by the HR Committee, a participant’s awards will be replaced with awards of the acquiring Corporation having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever date on which the achievement is greater.

If replacement awards are not available, unless the HR Committee determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Board may also accelerate the vesting of any or all awards upon a change in control.

For the purposes of the Omnibus Incentive Plan, a “change in control” is defined as an acquisition by a third party of 50% or more of the Corporation’s common stock, a change in the composition of a majority of our Board of Directors due to a proxy contest or tender or exchange offer, or a merger, reorganization or similar transaction (including a sale of substantially all assets) where the Corporation’s historical shareholders do not control at least a majority of the surviving entity. Awards subject to Section 409A of the Code will vest and be settled upon more narrowly defined change in control events, and in all other change in control events will be replaced by awards of the acquirer (or, where replacement awards are not available, a right to an equivalent cash payment).

Under the plans governing equity awards granted in exchange for legacy Domtar Inc. and Weyerhaeuser Company equity awards, if there is a change in control, unvested options and restricted stock generally vest.

The following table presents potential payments to each named executive officer as if the officer’s employment had been terminated and/or if a change in control had occurred as of December 31, 2009, the last business day of 2009. If applicable, amounts in the table were calculated using $55.41 the closing market price of Domtar’s common stock on December 31, 2009. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

Name	Severance Pay ($)		Equity With Accelerated Vesting ($)	Retirement Plan Benefits: SERP ($)		Death Benefits ($)		Continued Perquisites and Benefits (1) ($)		Total ($)
John D. Williams
Death	—		7,212,181	84,084	(2)	2,149,875	(2)	—		9,446,140
Disability	—		7,212,181	133,624	(2)	—		429,975	(2)	7,775,780
Retirement	—		—	133,624	(2)	—		—		133,624
Involuntary Termination	3,762,281	(2)	4,364,855	418,058	(2)	—		5,873	(2)	8,551,067
Change-In-Control	—		—	—		—		—		—
Termination within Two Years after a Change-In-Control	1,719,900	(2)	5,734,618	418,058	(2)	—				7,872,576

Daniel Buron
Death	—		1,914,917	167,427	(2)	1,015,697	(2)	—		3,098,041
Disability	—		1,914,917	—		—		—		1,914,917
Retirement	—		—	—		—		—		—
Involuntary Termination	812,175	(2)	—	167,427	(2)	—		9,972	(2)	989,574
Change-In-Control	—		—	—		—		—		—
Termination within Two Years after a Change-In-Control	812,175	(2)	1,914,917	167,427	(2)	—		—		2,894,519

Michel Dagenais (3)
Retirement/Involuntary Termination	640,185	(2)	—	269,162	(2)	—		8,873	(2)	918,220

Michael Edwards
Death	—		1,396,878	127,806		800,000		—		2,324,684
Disability	—		1,396,878	127,806		—		—		1,524,684
Retirement	—		498,542	127,806		—		—		626,348
Involuntary Termination	740,000		—	127,806		—		14,565		882,371
Change-In-Control	—		—	—		—		—		—
Termination within Two Years after a Change-In-Control	740,000		1,396,878	127,806		—				2,264,684

Richard Thomas
Death	—		1,362,745	52,135		775,000		—		2,189,880
Disability	—		1,362,745	52,135		—		—		1,414,880
Retirement	—		487,923	52,135		—		—		540,058
Involuntary Termination	720,000		—	52,135		—		21,643		793,778
Change-In-Control	—		—	—		—		—		—
Termination within Two Years after a Change-In-Control	720,000		1,362,745	52,135		—		—		2,134,880

Steven A. Barker (3)
Retirement/Involuntary Termination	731,635		166,915	2,615,951		—		21,038		3,535,539

Gilles Pharand (3)
Retirement/Involuntary Termination	625,310	(2)	159,875	2,017,199	(2)	—		9,005	(2)	2,811,389

(1)	Amount shown under “Continued Perquisites and Benefits” represents the cost of company-paid medical, dental, life, accidental death and dismemberment and long term disability insurance for all named executive officers.

(2)	For the purposes of this table, converted to U.S. dollars at spot exchange rate of December 31, 2009.

(3)	Because Messrs. Dagenais, Barker and Pharand retired during 2009, the table reflects only the benefits each has received or will receive as a result of his retirement/involuntary termination.

Director Compensation

Director Compensation Objectives

The objectives of the Nominating and Corporate Governance Committee and the HR Committee in setting director compensation are to:

a.	attract highly qualified candidates to serve on the Board by remaining competitive with compensation paid to outside directors of comparable companies;

b.	align the interests of directors with the interests of shareholders by fostering a long-term commitment to company stock ownership; and

c.	establish total compensation on a simple, easy to understand flat fee basis with appropriate differentiation between levels of responsibility (such as serving as a committee chair).

Process for Establishing Director Compensation

The Human Resources Committee of the Board of Directors is responsible for reviewing and approving the compensation of our non-employee directors, upon the recommendation of the Nominating and Corporate Governance Committee of the Board. Management is not involved in the process of setting director compensation.

Directors who are Domtar Corporation employees do not receive compensation for their services as directors.

All components of director compensation (annual retainers, meeting fees, committee chair fees, equity award value and other benefits) are reviewed in the aggregate when determining total compensation levels. The Corporation targets total director compensation at the market median for our blended U.S. and Canadian comparator groups.

Upon recommendation by the Nominating and Corporate Governance Committee, in 2009 the Board decided that current levels of director compensation should remain unchanged.

Components of Director Compensation

Our non-employee directors receive an annual cash retainer fee of $70,000 and annual equity-based compensation equal to $70,000. In the case of the Chairman, the annual cash retainer fee is $120,000 and the annual equity-based compensation is equal to $120,000. Members of the Audit Committee are paid an additional cash retainer of $10,000. The Chairs of the Audit and Human Resources Committees receive additional cash retainers of $30,000 and $20,000, respectively. Each other Committee Chair receives an additional cash retainer of $10,000. The Chairman is not eligible for any of the Committee retainers described above. There will generally be no board or committee meeting fees; however, if more than 10 board meetings are held in a calendar year, directors may be paid board meeting fees of $1,500 per additional meeting attended. Although in 2009 14 meetings were held, the board determined that no meeting fees would be paid for the four meetings in excess of the ten-meeting threshold in 2009. In addition, each non-executive director traveling over three or more time zones from his or her residence in connection with his or her duties as a board member is entitled to an annual travel fee of $10,000 to compensate him or her for substantial additional travel time.

The equity portion of the directors’ fees is paid in deferred share units granted under the Corporation’s Omnibus Incentive Plan. A non-employee director may also elect to defer receipt of the cash portion of his or her annual retainer fee into deferred share units, subject to compliance with applicable tax requirements and rules established by the Human Resources Committee. Deferred share units are paid quarterly in arrears, with the number of deferred share units to be paid to be determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter. Dividends, when declared, on Domtar’s common stock are notionally invested in additional deferred share units based on the closing share price on the dividend payment date. Deferred share units are generally settled in cash or shares of our common stock, as determined by the director, upon termination of his or her Board service as an eligible Director (or, if payment is required to be delayed past the date of termination pursuant to Section 409A of the Code, the deferred share units will be settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter, but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a change in control (as defined in the Corporation’s Omnibus Incentive Plan) in which replacement awards are not available, each deferred share unit is settled in cash for an amount equal to the change in control price plus interest from the change in control date to the payment date.

Director Share Ownership Requirements

In order to align the long-term financial interest of our directors with those of our shareholders, directors are required to own a significant equity stake in the Corporation having a value of at least $350,000 (equivalent to five times the annual cash retainer), valued at the greater of cost or market value. Directors must meet this requirement within five years of becoming a director, which in the case of current directors will be in 2012. All shares owned outright, as well as all deferred share units, are taken into consideration in determining compliance with these ownership guidelines.

Director Compensation Table

(a) Name	(b)	(c)	(h)
	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Harold H. MacKay	120,000	120,000	240,000
Jack C. Bingleman	80,000	70,000	150,000
Louis P. Gignac	80,000	70,000	150,000
Brian M. Levitt	90,000	70,000	160,000
W. Henson Moore	90,000	70,000	160,000
Michael R. Onustock	80,000	70,000	150,000
Robert J. Steacy	100,000	70,000	170,000
William C. Stivers	90,000	70,000	160,000
Pamela B. Strobel	70,000	70,000	140,000
Richard Tan	80,000	70,000	150,000
Denis Turcotte	70,000	70,000	140,000

(1)	The amounts in this column reflect director compensation earned or paid in cash, including amounts voluntarily deferred under the director compensation program into deferred share units pursuant to the Omnibus Incentive Plan. Of the amounts of compensation earned, certain directors have elected to defer fees into deferred share units pursuant to the Omnibus Incentive Plan and were credited with the deferred share units as follows:

Name	Fees Deferred ($)	Deferred Share Units Credited (#)
Jack C. Bingleman	80,000	3,889
Denis Turcotte	70,000	3,403

(2)

The amounts in this column represent the grant date fair value of the deferred share units granted under the Omnibus Incentive Plan in fiscal 2009. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein. The amounts in the table do not reflect the value, if any, that ultimately may be realized by the directors. As described above, the number of deferred share units to be paid under the Omnibus Incentive Plan is determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter.

The following table sets forth, by grant date, the number of deferred share units credited to each director and the grant date fair value of each award with respect to service as a director in 2009. All deferred share units were vested upon grant.

Equity Awards for Service as a Director of Domtar Corporation

	March 31, 2009		June 30, 2009		September 30, 2009		December 31, 2009
Name	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)
Harold H. MacKay	2,632	30,000	1,809	30,000	852	30,000	541	30,000
Jack C. Bingleman (a)	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Louis P. Gignac	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Brian M. Levitt	1,535	17,500	1,055	17,500	497	17,500	316	17,500
W. Henson Moore	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Michael R. Onustock	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Robert J. Steacy	1,535	17,500	1,055	17,500	497	17,500	316	17,500
William C. Stivers	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Pamela B. Strobel	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Richard Tan	1,535	17,500	1,055	17,500	497	17,500	316	17,500
Denis Turcotte (a)	1,535	17,500	1,055	17,500	497	17,500	316	17,500

(a)	Does not include units granted in respect of fees voluntarily deferred under the director deferred compensation program as described in footnote (1), above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

Domtar Corporation had a total of 42,062,408 shares of common stock issued and outstanding as of December 31, 2009. Based upon information available to the Corporation concerning ownership of shares of Corporation common stock as of December 31, 2009, there were five beneficial owners of more than 5% of the common stock of the Corporation:

a.	Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789, beneficially owns 3,176,090 shares, or 7.6%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated January 22, 2010.

b.	Caisse de dépôt et placement du Québec, 1000, Place Jean-Paul-Riopelle, Montréal, Québec, Canada H2Z 2B3, beneficially owns 2,944,544 shares, or 7.0%, of the Corporation’s common stock. This information is based on the entity’s report on Form 13F dated January 22, 2010.

c.

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, beneficially owns 2,941,851 shares or 7.0% of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated January 29, 2010.

d.

Dodge and Cox, 555 California Street, 40th Floor, San Francisco, CA 94104, beneficially owns 2,933,233 shares, or 7.0%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 12, 2010.

e.	The Baupost Group L.L.C., 10 St. James Avenue, Suite 1700, Boston, MA 02116, beneficially owns 2,900,000 shares, or 6.9%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 12, 2010.

Domtar (Canada) Paper Inc., an indirectly-owned subsidiary, had a total of 982,322 exchangeable shares issued and outstanding, equivalent to less than 5% of Corporation common stock as of December 31, 2009. These exchangeable shares are intended to be substantially the economic equivalent to shares of Corporation common stock and are exchangeable at the option of the holder on a one-for-one basis for shares of Domtar Corporation common stock.

The total combined number of common stock and exchangeable shares issued and outstanding was 43,044,730 at December 31, 2009.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table sets forth the number of shares of the Corporation’s common stock beneficially owned by each of the Corporation’s directors and executive officers, and all directors and executive officers as a group (including, in each case, any exchangeable shares of Domtar (Canada) Paper Inc. beneficially owned by such directors and officers), based upon information available to the Corporation as at March 15, 2010. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada H3A 1L6.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent
Non-Executive Directors
Harold H. MacKay	11,525	(1)	*
Jack C. Bingleman	15,328	(2)	*
Louis P. Gignac	8,366	(3)	*
Brian M. Levitt	13,392	(4)	*
W. Henson Moore	6,599	(5)	*
Michael R. Onustock	7,251	(6)	*
Robert J. Steacy	8,664	(7)	*
William C. Stivers	10,040	(8)	*
Pamela B. Strobel	6,120	(9)	*
Richard L. Tan	5,741	(10)	*
Denis A. Turcotte	12,395	(11)	*
Executive Officers
John D. Williams	33,722	(12)	*
Melissa Anderson	—	(13)	*
Daniel Buron	25,895	(14)	*
Michael Edwards	12,084	(15)	*
Zygmunt Jablonski	4,110	(16)
Patrick Loulou	8,034	(17)	*
Jean-François Mérette	4,244	(18)	*
Richard L. Thomas	11,848	(19)	*
Mark Ushpol	—	(20)	*
All Directors and Executive Officers as a group	205,358		*

*	Less than 1%

(1)	Includes 9,777 deferred share units of the Corporation’s stock.

(2)	Includes 13,661 deferred share units of the Corporation’s stock.

(3)	Includes 8,133 deferred share units of the Corporation’s stock.

(4)	Includes 12,909 deferred share units of the Corporation’s stock.

(5)	Includes 5,766 deferred share units of the Corporation’s stock.

(6)	Includes 6,418 deferred share units of the Corporation’s stock.

(7)	Includes 8,247 deferred share units of the Corporation’s stock.

(8)	Includes 5,773 deferred share units of the Corporation’s stock.

(9)	Includes 5,703 deferred share units of the Corporation’s stock.

(10)	Includes 5,741 deferred share units of the Corporation’s stock.

(11)	Includes 11,145 deferred share units of the Corporation’s stock.

(12)	Includes 33,722 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(13)	Ms. Anderson joined the Corporation’s Management Committee on January 25, 2010. She will participate in the Corporation’s long-term equity incentive plans commensurate with the Corporation’s compensation policies and does not currently have any grants of RSUs or stock options that are exercisable within 60 days.

(14)	Includes 20,529 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(15)	Includes 10,750 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(16)	Includes 4,110 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(17)	Includes 7,194 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(18)	Includes 4,244 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(19)	Includes 10,524 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(20)	Mr. Ushpol joined the Corporation’s Management Committee on January 4, 2010. He will participate in the Corporation’s long-term equity incentive plans commensurate with the Corporation’s compensation policies and does not currently have any grants of RSUs or stock options that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and executive officers to file reports of ownership and changes in ownership of their equity securities of the Corporation with the SEC and to furnish the Corporation with copies of such reports. Based solely upon a review of Forms 3, 4 and 5 furnished to the Corporation during the fiscal year ended December 31, 2009, no director, officer, beneficial owner of more than 10% of our outstanding common stock, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during the fiscal year ended December 31, 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Corporation’s fees for services performed by its independent auditor, PricewaterhouseCoopers LLP, (“PwC”) during fiscal years 2009 and 2008 were:

	2009	2008
Audit fees (1)	$2,289,000	$2,667,818
Audit-related fees	—	—
Tax fees (2)	$828,286	—
All other fees (3)	$6,386	$13,367

Total	$3,123,672	$2,681,185

(1)	Audit fees were primarily for services rendered in connection with the audit of the financial statements included in the Annual Report of the Corporation on Form 10-K and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q; providing comfort and consent letters in connection with long term debt issuance. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Tax fees related to tax compliance, tax planning and tax advice.

(3)	The 2009 amount above related to license fees for an accounting and reporting research tool. The 2008 amounts included $7,000 paid for chain of custody certification and $6,367 for license fees for an accounting and reporting research tool.

The Audit Committee has established policies requiring its pre-approval of audit and non-audit services provided by the independent registered public accounting firm. The policies require that the Committee pre-approve specifically described audit and audit-related services, annually. For the annual pre-approval, the Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services impair the independence of the Corporation’s independent registered public accounting firm. In accordance with its policies, the Audit Committee has delegated pre-approval authority to Robert J. Steacy, in his capacity as Chairman of the Audit Committee. All audit and non-audit fees were approved pursuant to the policy in 2009 and 2008.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

ANNUAL REPORT FOR 2009

Copies of the Corporation’s annual report on Form 10-K and annual review for the fiscal year ended December 31, 2009 are being furnished concurrently with this proxy statement to persons who were stockholders of record as of March 15, 2010, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies. We hereby incorporate by reference into this Proxy Statement “Item 10: Directors and Executive Officers of the Registrant” of our annual report on Form 10-K for the fiscal year ended December 31, 2009.

By order of the Board of Directors,

Razvan L. Theodoru

Vice-President, Corporate Law and Secretary

Montreal, Quebec

March 31, 2010

Admission Ticket

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

015EUC

1 U PX +

Annual Meeting Proxy Card.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

A Proposals — The Board of Directors recommends a vote FOR all of the director nominees and FOR Proposal 2.

01—Jack C. Bingleman

04—Harold H. MacKay

07—Robert J. Steacy

02—Louis P. Gignac

05—W. Henson Moore

08—William C. Stivers

03—Brian M. Levitt

06—Michael R. Onustock

09—Pamela B. Strobel

1. Election of twelve Directors: For Against Abstain For Against Abstain

10—Richard Tan 11—Denis A. Turcotte 12—John D. Williams

For Against Abstain

For Against Abstain

2. The ratification of the appointment of PricewaterhouseCoopers

LLP as the Corporation’s independent public accounting firm for the 2010 fiscal year.

The transaction of any other business that may properly be

brought before the annual meeting.

B Non-Voting Items

Change of Address — Please print new address below.

0 2 4 3 8 2 1

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

C123456789

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

C 1234567890 J N T

1234 5678 9012 345

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m., Eastern Daylight Time, on May 5, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/ufs

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Domtar Corporation 2010 Annual Meeting of Stockholders

Renaissance Charlotte Suites Hotel, Salon Milan

2800 Coliseum Centre Drive

Charlotte, North Carolina, USA

Wednesday, May 5, 2010

9:00 a.m. EDT

If you plan to attend the annual meeting please note that registration and seating will begin at 8:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 15, 2010 record date. Cameras and recording devices will not be permitted at the meeting.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2010.

The undersigned hereby appoints Harold H. MacKay, John D. Williams and Razvan L. Theodoru and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 5, 2010,

beginning at 9:00 a.m. (EDT) at Renaissance Charlotte Suites Hotel, Salon Milan, 2800 Coliseum Centre Drive, Charlotte, North Carolina, USA and any

adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith,

in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote for each of the director nominees and the proposal listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

Please Sign and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the internet. .

Proxy — Domtar Corporation

_IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

Proposals — The Board of Directors recommends a vote FOR all of the director nominees and FOR Proposal 2.

01—Jack C. Bingleman

04—Harold H. MacKay

07—Robert J. Steacy

02—Louis P. Gignac

05—W. Henson Moore

08—William C. Stivers

03—Brian M. Levitt

06—Michael R. Onustock

09—Pamela B. Strobel

1. Election of twelve Directors: For Against Abstain For Against Abstain

10—Richard Tan 11—Denis A. Turcotte 12—John D. Williams

For Against Abstain

For Against Abstain

2. The ratification of the appointment of PricewaterhouseCoopers

LLP as the Corporation’s independent public accounting firm for the 2010 fiscal year.

The transaction of any other business that may properly be

brought before the annual meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U PX

0 2 4 3 8 2 2

+

015EVC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Domtar Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2010.

The undersigned hereby appoints Harold H. MacKay, John D. Williams and Razvan L. Theodoru and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 5, 2010,

beginning at 9:00 a.m. (EDT) at Renaissance Charlotte Suites Hotel, Salon Milan, 2800 Coliseum Centre Drive, Charlotte, North Carolina, USA and any

adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith,

in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote for each of the director nominees and the proposal listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

Please Sign and return promptly in the enclosed envelope.